Exhibit 10

EXECUTION VERSION

____________________________________________________________________________

CREDIT AGREEMENT

Dated as of February 5, 2021,

Among

velocity financial, INc., as Parent,

VELOCITY COMMERCIAL CAPITAL, LLC, as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

___________________________________________

JEFFERIES FINANCE LLC,

as Sole Lead Arranger and Sole Bookrunner

__________________________________________________________________________

THE INITIAL TERM LOAN ISSUED PURSUANT TO THIS AGREEMENT WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN TEN DAYS AFTER THE DATE OF THIS AGREEMENT, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.02.

DB1/ 118802682.3

TABLE OF CONTENTS

Page

ARTICLE I Definitions and Accounting Terms	1
SECTION 1.01 Defined Terms	1
SECTION 1.02 Other Interpretive Provisions	64
SECTION 1.03 Accounting Terms	66
SECTION 1.04 Rounding	67
SECTION 1.05 References to Agreements, Laws, Etc.	67
SECTION 1.06 Times of Day	67
SECTION 1.07 Timing of Payment or Performance	67
SECTION 1.08 Divisions	67
SECTION 1.09 LIBOR Rate Successor	67
ARTICLE II The Commitments and Credit Extensions	69
SECTION 2.01 The Loans	69
SECTION 2.02 Borrowings, Conversions and Continuations of Loans.	69
SECTION 2.03 [Reserved].	70
SECTION 2.04 [Reserved].	70
SECTION 2.05 Prepayments	70
SECTION 2.06 Termination or Reduction of Commitments	75
SECTION 2.07 Repayment of Loans	75
SECTION 2.08 Interest and Fees.	75
SECTION 2.09 Computation of Interest and Fees	76
SECTION 2.10 Evidence of Indebtedness	76
SECTION 2.11 Payments Generally	77
SECTION 2.12 Sharing of Payments	79
SECTION 2.13 Refinancing Amendments	79
SECTION 2.14 Extension of Term Loans	81
ARTICLE III Taxes, Increased Costs Protection and Illegality	83
SECTION 3.01 Taxes	83
SECTION 3.02 Illegality	87

i

SECTION 3.03 Inability to Determine Rates	88
SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy and Liquidity; Reserves on Eurocurrency Rate Loans	88
SECTION 3.05 Funding Losses	89
SECTION 3.06 Matters Applicable to All Requests for Compensation	90
SECTION 3.07 Replacement of Lenders under Certain Circumstances	91
SECTION 3.08 Survival	92
ARTICLE IV Conditions Precedent to Credit Extensions	93
SECTION 4.01 Conditions to Initial Credit Extension.	93
SECTION 4.02 Conditions to Delayed Draw Term Loans	95
SECTION 4.03 Conditions to All Credit Extensions after the Closing Date	95
ARTICLE V Representations and Warranties	96
SECTION 5.01 Existence, Qualification and Power; Compliance with Laws	96
SECTION 5.02 Authorization; No Contravention	96
SECTION 5.03 Governmental Authorization; Other Consents	97
SECTION 5.04 Binding Effect	97
SECTION 5.05 Financial Statements; No Material Adverse Effect	97
SECTION 5.06 Litigation	98
SECTION 5.07 Compliance with Laws	98
SECTION 5.08 Ownership of Property; Liens	98
SECTION 5.09 Environmental Matters	99
SECTION 5.10 Taxes	99
SECTION 5.11 ERISA Compliance	100
SECTION 5.12 Subsidiaries; Equity Interests	100
SECTION 5.13 Margin Regulations; Investment Company Act	100
SECTION 5.14 Disclosure	100
SECTION 5.15 Labor Matters	101
SECTION 5.16 Insurance	101
SECTION 5.17 Intellectual Property; Licenses, Etc.	101
SECTION 5.18 Solvency	102
SECTION 5.19 Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions	102
SECTION 5.20 Security Documents	102
SECTION 5.21 Use of Proceeds	103

SECTION 5.22 Credit Policy	103
SECTION 5.23 Servicing Agreements	103
ARTICLE VI Affirmative Covenants	104
SECTION 6.01 Financial Statements	104
SECTION 6.02 Certificates; Other Information	106
SECTION 6.03 Notices	107
SECTION 6.04 Payment of Taxes	108
SECTION 6.05 Preservation of Existence, Etc.	108
SECTION 6.06 Maintenance of Properties	109
SECTION 6.07 Maintenance of Insurance	109
SECTION 6.08 Compliance with Laws	109
SECTION 6.09 Books and Records	110
SECTION 6.10 Inspection Rights	110
SECTION 6.11 Additional Collateral; Additional Guarantors	110
SECTION 6.12 Compliance with Environmental Laws	112
SECTION 6.13 Further Assurances	112
SECTION 6.14 Post-Closing Matters.	113
SECTION 6.15 Changes in Fiscal Year.	113
SECTION 6.16 Use of Proceeds.	113
SECTION 6.17 Discussions with Management.	113
SECTION 6.18 Maintenance of Company Separateness.	114
ARTICLE VII Negative Covenants	115
SECTION 7.01 Liens	115
SECTION 7.02 Investments	119
SECTION 7.03 Indebtedness	121
SECTION 7.04 Sale and Leaseback Transactions	124
SECTION 7.05 Dispositions and Fundamental Changes	124
SECTION 7.06 Restricted Payments	127
SECTION 7.07 Change in Nature of Business	130
SECTION 7.08 Transactions with Affiliates	130
SECTION 7.09 Burdensome Agreements; Restricted Debt Payments	132
SECTION 7.10 Financial Covenants	134
SECTION 7.11 Swap Agreements	135

SECTION 7.12 Designation of Subsidiaries	135
SECTION 7.13 Passive Holding Company Status of Holdings.	136
SECTION 7.14 Limitations on Securitization Depositor Entities.	137
SECTION 7.15 Limitations on Servicers	137
ARTICLE VIII Events of Default and Remedies	138
SECTION 8.01 Events of Default	138
SECTION 8.02 Remedies Upon Event of Default	140
SECTION 8.03 Reserved.	141
SECTION 8.04 Application of Funds	141
SECTION 8.05 Borrower’s Right to Cure	142
ARTICLE IX Administrative Agent and Other Agents	144
SECTION 9.01 Appointment and Authorization of Agents	144
SECTION 9.02 Delegation of Duties	145
SECTION 9.03 Liability of Agents	146
SECTION 9.04 Reliance by Agents	146
SECTION 9.05 Notice of Default	146
SECTION 9.06 Credit Decision; Disclosure of Information by Agents	147
SECTION 9.07 Indemnification of Agents	147
SECTION 9.08 [Reserved].	148
SECTION 9.09 Successor Agents.	148
SECTION 9.10 Administrative Agent May File Proofs of Claim	149
SECTION 9.11 Collateral and Guaranty Matters	149
SECTION 9.12 Other Agents; Lead Arrangers and Managers	151
SECTION 9.13 Appointment of Supplemental Agents	151
ARTICLE X Miscellaneous	152
SECTION 10.01 Amendments, Etc.	152
SECTION 10.02 Notices and Other Communications; Electronic Copies	155
SECTION 10.03 No Waiver; Cumulative Remedies	156
SECTION 10.04 Attorney Costs and Expenses	156
SECTION 10.05 Indemnification	157
SECTION 10.06 Payments Set Aside	158
SECTION 10.07 Successors and Assigns	158
SECTION 10.08 Confidentiality	165

SECTION 10.09 Setoff	166
SECTION 10.10 Interest Rate Limitation	167
SECTION 10.11 Counterparts	167
SECTION 10.12 Integration; Termination	168
SECTION 10.13 Survival of Representations and Warranties	168
SECTION 10.14 Severability	168
SECTION 10.15 GOVERNING LAW	168
SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY	169
SECTION 10.17 Binding Effect	169
SECTION 10.18 USA Patriot Act	170
SECTION 10.19 No Advisory or Fiduciary Responsibility	170
SECTION 10.20 Electronic Execution of Assignments	171
SECTION 10.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	171
SECTION 10.22 Certain ERISA Matters.	172
SECTION 10.23 Acknowledgement Regarding Any Supported QFCs	173
ARTICLE XI Guaranty	173
SECTION 11.01 The Guaranty	174
SECTION 11.02 Obligations Unconditional	174
SECTION 11.03 Reinstatement	175
SECTION 11.04 Subrogation; Subordination	176
SECTION 11.05 Remedies	177
SECTION 11.06 Instrument for the Payment of Money	177
SECTION 11.07 Continuing Guaranty	177
SECTION 11.08 General Limitation on Guarantee Obligations	177
SECTION 11.09 Information	178
SECTION 11.10 Release of Guarantors	178
SECTION 11.11 Right of Contribution	179
SECTION 11.12 Certain Waivers	179

v

SCHEDULES

1.01A	Commitments
1.01B	Disqualified Lenders
1.01C	Collateral Documents
1.01D	Recent Financial Figures
1.01E	Securitization Entities
5.05	Certain Liabilities
5.08	Ownership of Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
5.16	Insurance
6.14	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Solvency Certificate
E	Assignment and Assumption
F	Security Agreement
G	Perfection Certificate
H	Intercompany Note
I	[Reserved]
J-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
J-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
J-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
J-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
K-1	Affiliated Lender Assignment and Assumption
K2	Affiliated Lender Notice
L	Form of Absolute Assignment
M	Form of Allonge

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 5, 2021 (as amended, restated, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”), among VELOCITY FINANCIAL, INC., a Delaware corporation (“Parent”), VELOCITY COMMERCIAL CAPITAL, LLC, a California limited liability company (the “Borrower”), the Guarantors party hereto from time to time, JEFFERIES FINANCE LLC (“Jefferies”) as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of the Initial Term Loans on the Closing Date in an initial aggregate principal amount of $125,000,000.

The proceeds of the Initial Term Loans will be used by the Borrower to, among other things, fund the Refinancing.

The Lenders have indicated their willingness to lend, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
Definitions and Accounting Terms

SECTION 1.01  Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“3 Month Cure Expiration Date” has the meaning set forth in Section 8.05(c).

“6 Month Cure Expiration Date” has the meaning set forth in Section 8.05(c).

“Absolute Assignment” means, individually and collectively, each of those certain Absolute Assignments of Loan and Loan Documents substantially in the form of Exhibit L and incorporated herein by reference (or such other form required under the applicable Law of the applicable jurisdiction where any Underlying Mortgaged Property is located), executed by the applicable Loan Party in favor of the Collateral Agent, together with, as applicable, any other assignment of loans, notes, and/or mortgages or other security instruments executed by the applicable Loan Party in favor of the Collateral Agent from time to time in relation to any Collateral, which assignments may be recorded in each jurisdiction where any Underlying Mortgaged Property is located (pursuant to the terms and provisions of this Agreement), and as the same may be modified, amended or restated from time to time.

“Additional Refinancing Lender” has the meaning set forth in Section 2.13(a).

“Administrative Agent” means Jefferies in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address or account as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders, and such account as the Administrative Agent may from time to time specify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Unless expressly stated otherwise herein, no Lender (other than an Affiliated Lender) shall be deemed to be an Affiliate of Holdings or of any of its Subsidiaries.

“Affiliated Lender” means a Person that is (a) a Sponsor or an Affiliate of a Sponsor, including any Non-Debt Fund Affiliates and (b) a Sponsor Fund Affiliate including any Non-Debt Fund Affiliates; provided that “Affiliated Lenders” shall not include Holdings, any of its Subsidiaries or any Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iii).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate or Base Rate floor greater than the then applicable Reference Rate on the day of determination; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Amortizing Amount” means the aggregate principal amount of all (a) Initial Term Loans on the Closing Date and (b) Delayed Draw Term Loans on the date such Delayed Draw Term Loans are advanced.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws or regulations concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by the Patriot Act, and any other similar laws or regulations concerning or relating to terrorism financing or money laundering.

“Applicable ECF Percentage” means 50%; provided that, commencing with the fiscal year ending December 31, 2021, if the Net Leverage Ratio does not exceed (i) 3.75 to 1.00 or (ii) 3.00 to 1.00 for each fiscal year thereafter, the Applicable ECF Percentage shall be 25% or 0%, respectively, with respect to such fiscal year.

“Applicable Rate” means a percentage per annum equal to (i) for Eurocurrency Rate Loans, 8.0%, and (ii) for Base Rate Loans, 7.0%; provided that the Applicable Rate shall be increased to (a) 9.0% per annum for Eurocurrency Rate Loans and (b) 8.0% per annum for Base Rate Loans following the six (6) month anniversary of the Closing Date if the requirements in clauses (x) and (y) of the definition of Financing Source Diversification Requirements are not satisfied at such time.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Acquisition” means any Permitted Business Acquisition, the aggregate consideration for which exceeds (a) $5,000,000 in any single transaction or series of related transactions or (b) $10,000,000 for all such acquisitions in any fiscal year.

“Asset Disposition” means any sale, transfer or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary to the extent otherwise permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person that are owned by the Borrower or any Restricted Subsidiary or division or line of business of a Person, the aggregate consideration for which exceed (a) $5,000,000 in any single transaction or series of related transactions or (b) $10,000,000 in the aggregate for all such sales, transfers or dispositions in any fiscal year.  Notwithstanding the preceding, no Ordinary Course Disposition will be deemed to be an Asset Disposition.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or, in the case of any assignment subject to Section 10.07(e), the Affiliated Lender Assignment and Assumption, or such other form as shall be approved by the Administrative Agent at the written direction of the Required Lenders.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries as of each of December 31, 2019, December 31, 2018 and December 31, 2017 and audited, consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended.

“Available Amount” means, on any date of determination, the sum, without duplication and in each case to the extent Not Otherwise Applied, of:

(A)an amount (which amount shall not be less than zero) equal to the cumulative amount of Retained Excess Cash Flow for all fiscal quarters completed after the Closing Date and prior to such date of determination; plus

(B)100% of the aggregate net cash proceeds received by the Borrower since the date of this Agreement as a contribution to its common equity capital or from the issue or sale of Qualified Equity Interests of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Borrower or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Qualified Equity Interests of the Borrower (other than Qualified Equity Interests and convertible or exchangeable Disqualified Equity Interests or debt securities sold to a Subsidiary of the Borrower) but in any case excluding any Designated Equity Contribution; plus

(C)to the extent that any Investment that was made after the date of this Agreement in reliance on the Available Amount is sold for cash or otherwise cancelled, liquidated or repaid for cash, the amount of the net cash proceeds received upon sale, cancellation, liquidation or repayment (in an amount not to exceed the aggregate amount of such Investment); plus

(D)Declined Proceeds.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time)

and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates two Business Days prior to such day; provided, further, that, solely with respect to the Initial Term Loans and any Delayed Draw Term Loans, the Base Rate shall be deemed to be not less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be. If any such rate when determined is less than 1.00%, such rate shall be deemed to be 1.00% for purposes of such determination.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a single, customary (e.g., the “LSTA Form” therefor) certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BlackRock” means, collectively, BlackRock Capital Investment Advisors, LLC, its Affiliates and any fund or account managed by BlackRock Capital Investment Advisors, LLC or its Affiliates.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders of such Class pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means:

(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof or having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(h)time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Consolidated Total Assets; and

(i)solely with respect to Investments by any Foreign Subsidiary, Investments of comparable type and maturity described in clauses (a) through (h) above customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period paid with respect to Indebtedness of the Borrower and its Restricted Subsidiaries (other than any Permitted Securitization Indebtedness or any Permitted Warehouse Indebtedness), less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Restricted Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, and (d) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided that (i) Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions and (ii) Cash Interest Expense shall exclude annual agency fees paid to the Administrative Agent and/or the Collateral Agent.  For the avoidance of doubt, Cash Interest Expense shall exclude any interest, fees or other amounts paid or payable in connection with any Permitted Securitization Indebtedness or any Permitted Warehouse Indebtedness or any amendment to any of the foregoing.  Notwithstanding the foregoing, Cash Interest Expense for the fiscal quarter ended September 30, 2020 is as specified on Schedule 1.01D.

“Cash Management Obligations” means obligations owed by Parent or any Restricted Subsidiary in each case in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds to any Person (a) that is an Agent or a Lender, or is an Affiliate of an Agent or a Lender, at the time such arrangement was entered into, or (b) that was party to such arrangement on the Closing Date and such Person or its Affiliate became an Agent or a Lender on the Closing Date (each such Person, a “Cash Management Bank”).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary (excluding any Securitization Entity and the Warehouse Facility Entity) of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, repair or otherwise compensate for such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” shall be deemed to occur if:

(a)any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of Equity Interests of Holdings representing 35% or more on a fully diluted basis of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Holdings and the Permitted Holders shall own, directly or indirectly, Equity Interests of Holdings representing a lesser percentage on a fully diluted basis of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Holdings; provided that no direct or indirect holding company of Holdings that has no material assets or operations other than owning the Equity Interests of the Borrower or any Parent Entity will itself be considered a “person” or “group” for purposes of this clause (b); provided, further, that for the purpose of this clause (b), a “person” shall not be deemed to have beneficial ownership of securities subject to a securities purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; or

(b)Parent shall cease to own directly or indirectly 100% of the Equity Interests of, and Control, Holdings (if Parent is not Holdings); or

(c)Holdings shall cease to own directly 100% of the Equity Interests of the Borrower.

“Citibank Warehouse Facility” has the set forth in the definition of “Warehouse Facility Parameters”.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Delayed Draw Term Loans, Refinancing Term Loans of a given Refinancing Series, Extended Term Loans of a given Extension Series. Initial Term Commitments, Delayed Draw Term Commitments, or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of five Classes of term loan facilities under this Agreement.

“Closing Date” means the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is February 5, 2021.

“Closing Date Net Leverage Ratio” means 3.41 to 1.00.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Jefferies, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement, which shall be to the Required Lender’s satisfaction, that:

(a)the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or from time to time pursuant to Section 6.11, Section 6.13 or Section 6.14, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)the Obligations and the Guaranty shall have been secured by a legal, valid, perfected first-priority security interest, subject, as to priority, to any Prior Liens, in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary (other than the Warehouse Facility Entity and, insofar as they constitute Equity Interests, Residual Interests held by any Securitization Depositor Entity) and (iii) all Equity Interests of each Securitization Depositor Entity, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(c)the Obligations and the Guaranty shall have been secured by a legal, valid, perfected first-priority security interest, subject, as to priority, to any Prior Liens, in the Residual Interests owned by each Loan Party (other than the Equity Interests in the Warehouse Facility Entity);

(d)the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned or ground leased, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(e)with respect to each Mortgage Loan owned by any Loan Party (and not subject to Permitted Warehouse Indebtedness), and the Underlying Mortgage(s) securing such Mortgage Loan, the Administrative Agent shall have received a counterpart, duly executed and delivered by such Loan Party and the Custodian, of a Custodial Agreement and such Loan Party shall have delivered to the Custodian pursuant to such Custodial Agreement (i)(A) all original (x) Mortgage Notes and any other original promissory notes executed in conjunction with such Mortgage Loans, and (y) allonges executed by each applicable prior holder of such Mortgage Note (if not originated by such Loan Party) and such Loan Party, substantially in the form of Exhibit M and incorporated herein by reference, evidencing (I) the appropriate chain of title to such Loan Party, and (II) the security interest granted by such Loan Party in favor of the Collateral Agent and (B) all other items that the Collateral Agent must receive possession of to obtain a perfected security interest (via possession) in such Mortgage Loan, and (ii) an Absolute Assignment, executed by such Loan Party and in the appropriate form for recording with the appropriate Governmental Authority; provided, however, that (A) no such Absolute Assignment shall be effective unless and until it is executed by or on behalf of the Collateral Agent and (B) when no Event of Default has occurred and is continuing, (x) such Absolute Assignment shall not be executed by or on behalf of the Collateral Agent or be sent for recording with any Governmental Authority and (y) the Collateral Agent shall not otherwise take any action to give effect to such Absolute Assignment; and

(f)subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (d) above or under Section 6.11, 6.13 or 6.14 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner or ground lessee of such Material Real Property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent or the Required Lenders may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the applicable Material Real Property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent and the Required Lenders in form and substance and in an amount reasonably acceptable to the Administrative Agent and the Required Lenders (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens, subject, as to priority, to any Prior Liens, on the property described therein, free and clear of all Liens other than Liens permitted to be on such Collateral pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent as directed by the Required Lenders in writing, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent at the written direction of the Required Lenders, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent at the written direction of the Required Lenders (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) legal opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, reasonably acceptable to the Administrative Agent and the Required Lenders as to such matters as the Administrative Agent or the Required Lenders may reasonably request, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07(c) hereof. Notwithstanding the foregoing, with respect to any ground leased Material Real Property, to the extent that any requirement of this clause (f) shall require the consent or other action of the ground lessor of such Material Real Property, then the applicable Loan Party shall be deemed to have complied with such requirement of this clause (f) if the applicable Loan Party has made commercially reasonable efforts to obtain the consent or other action, as required, of the ground lessor of such Material Real Property in order to fulfill such requirement;

(g)within thirty (30) days of the Closing Date (or such longer period as the Required Lenders may agree in writing in their discretion), the Collateral Agent shall have received insurance certificates from the Loan Parties’ insurance broker or other evidence reasonably satisfactory to the Required Lenders that all insurance required to be maintained pursuant to Section 5.06 is in full force and effect and such certificates shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as it interests may appear and (ii) in the case of casualty insurance policy, contain a lenders loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Lenders, as the lenders loss payee thereunder;

(h)after the Closing Date, each Subsidiary of Parent that is not then a Guarantor (other than Unrestricted Subsidiaries and Excluded Subsidiaries) shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or Section 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of Parent that

Guarantees any Restricted Indebtedness, any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder (and shall not be an Excluded Subsidiary) for so long as it Guarantees such Indebtedness; and

(i)the Collateral Agent shall have received (x) a counterpart, duly executed and delivered by the applicable Loan Party and the applicable bank, securities intermediary or commodity intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party in the United States of America with any bank, (ii) each securities account maintained by any Loan Party in the United States of America with any securities intermediary and (iii) each commodity account maintained by any Loan Party in the United States of America with any commodity intermediary (in the case of each of clauses (i) through (iii), other than any such account constituting an Excluded Account) (provided that, in the case of any deposit account, securities account or commodity account maintained by a Loan Party in the United States of America that becomes the same after the Closing Date, this requirement shall be required to be satisfied within 45 days thereafter (or such longer period as the Required Lenders may agree in writing in their discretion) and (y) to the extent any Trust Receipt Account is not subject to a Control Agreement, a copy of a Sweep Agreement with respect to such Trust Receipt Account, duly executed and delivered by the applicable Person and the applicable bank, securities intermediary or commodity intermediary, as the case may be (provided that, in the case of any Trust Receipt Account that becomes the same after the Closing Date, this requirement shall be required to be satisfied within 45 days thereafter (or such longer period as the Required Lenders may agree in writing in their discretion).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) (A) motor vehicles and other assets subject to certificates of title and (B) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $2,000,000 (it being understood that all such assets are still intended to constitute Collateral, even though perfection beyond a UCC filing is not required hereunder), (iii) any particular asset if, to the extent and for so long as the pledge thereof or the security interest therein is prohibited by Law (including any requirement to obtain consent of any Governmental Authority) other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law or principle or equity and except that proceeds and receivables thereof shall constitute Collateral, (iv) Equity Interests in any Person other than Holdings (if owned by the Parent), the Borrower and wholly owned Restricted Subsidiaries (other than the Warehouse Facility Entity) that cannot be pledged without the consent of one or more third parties other than Holdings, the Borrower or any of its or their Restricted Subsidiaries (other than to the extent such restriction is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity and except that proceeds and receivables thereof shall constitute Collateral), (v) (A) any permitted contract, lease, instrument, license, state or local franchise, charter and authorization, if, to the extent and for so long as the pledges thereof and security interests therein are prohibited by such permitted contract, lease, instrument, license, state or local franchise, charter and authorization, in each case, except to the extent that such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective (or such prohibition is deemed ineffective) under the Uniform Commercial Code or other applicable Law or principle of equity, and (B) any assets subject to purchase money liens or capital leases, if, to the extent and for so long as the pledges thereof and security interests therein are prohibited by contracts relating to such purchase money liens or capital leases, in each case, except to the extent that such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity, and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective (or such prohibition is deemed ineffective) under the Uniform Commercial Code or other applicable Law or principle of equity, (vi) licenses, leases, other agreements to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except to the extent any such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity and except that proceeds and receivables thereof shall constitute Collateral), (vii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Borrower or any of its Subsidiaries, as determined in the reasonable judgment of the Borrower and the Required Lenders, (viii) letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, (x) any letter of credit rights to the extent a Loan Party is required by applicable law to apply the proceeds of a drawing of the related letter of credit for a specific purpose, (xi) mortgage servicing accounts maintained by the Borrower as servicer or special servicer on behalf of a third-party, so long as such mortgage servicing accounts are used solely for servicing purposes, (xii) “Purchased Items”, as defined in that certain Master Repurchase Agreement, dated as of May 17, 2013, between Citibank, N.A., as buyer, and Velocity Commercial Capital, LLC, as seller, as amended and as in effect on the Closing Date, (xiii) “Purchased Assets”, as defined in that certain Master Repurchase Agreement, dated as of January 29, 2021 between Barclays Bank PLC., as buyer, and Velocity Commercial Capital, LLC, as seller, as amended and as in effect on the Closing Date and (xiv) any particular assets if, in the reasonable judgment of the Administrative Agent as directed by the Required Lenders in writing, evidenced in writing, determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents (each of the assets referred to in clauses (i) through (xiv) of this clause (A), “Excluded Assets”); provided that, notwithstanding anything to the contrary herein, this clause (A) shall not limit the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, and Excluded Assets shall not include, (1) any Proceeds (as defined in the Security Agreement) of any assets referred to in clauses (i) through (xiii) of this clause (A) (unless such Proceeds would independently constitute assets referred to in clauses (i) through (xiii) of this clause (A)), (2) any Residual Interests owned by Holdings (if owned by the Parent), the Borrower or any Subsidiary Guarantor (other than the Equity Interests in the Warehouse Facility Entity) and (3) any Equity Interest in any Securitization Depositor Entity or any proceeds thereof;

(B)no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction);

(C)the Required Lenders in their discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; and

(D)Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, the Control Agreements, the Custodial Agreement, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11, Section 6.13 or Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Term Commitment, Delayed Draw Term Commitment, or Refinancing Term Commitment of a given Refinancing Series, as the context may require.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning set forth in Section 2.11(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, which shall be required to be duly executed by one Responsible Officer of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, for any period, the Interest Expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis; provided, however, that, without duplication,

(a)(x) any net after-tax write-offs or extraordinary, unusual or nonrecurring gains or losses and any net after-tax gains or losses (in each case less all fees and expenses related thereto), in each case, that (i) are in respect of transactions described in Section 7.02(t), (ii) constitute non-cash gains or losses and (iii) are in respect of fees and expenses that were paid in cash in a prior period or (y) any other net after-tax write-offs or extraordinary, unusual or nonrecurring income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower or any of its Restricted Subsidiaries, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transactions), in each case, shall be excluded; provided, that with respect to each unusual or nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,

(b)any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(c)any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,

(d)any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto and deferred financing costs written off and premiums paid) attributable to the refinancing, modification of or early extinguishment of Indebtedness (including obligations under Swap Agreements but excluding the Term Loans) and any non-cash gains and losses attributable to movement in the mark-to-market valuation of Swap Obligations pursuant to Financial Accounting Standards Board Statement No. 133 shall be excluded,

(e)(i) the Net Income (loss) for such period of any Person that is not a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (i),

(f)for purposes of calculating Excess Cash Flow and the Available Amount only, the Net Income for such period of any Subsidiary (that is not a Loan Party, the Warehouse Facility Entity or a Securitization Entity) of the Borrower shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (provided that the net loss of any such Subsidiary shall be included to the extent funds are disbursed by such Person or any other Subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Subsidiary to the Borrower or one of its Restricted Subsidiaries in respect of such period to the extent not already included therein),

(g)Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h)any non-cash charges from the application of the purchase method of accounting in connection with any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income shall be excluded,

(i)accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(j)any non-cash expenses, any gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses shall be excluded; provided that there shall not be excluded pursuant to this clause (j) (A) any non-cash expense to the extent it represents an accrual of or a reserve for cash expenditures in any future period or amortization of a prepaid cash item that was paid in a prior period and (B) any non-cash expense that results from the write-down or write-off of assets or the impairment of property, plant, equipment, goodwill, intangibles or other long-lived assets,

(k)any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of Holdings, the Borrower or any of its Restricted Subsidiaries shall be excluded, and

(l)(x) the Net Income for such period of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) by such Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period and (y) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person to the Borrower or a Restricted Subsidiary in excess of the amounts included in clause (x);

provided, that Consolidated Net Income for the fiscal quarter ended September 30, 2020 is as specified on Schedule 1.01D.

“Consolidated Recourse EBITDA” means, for any period, Consolidated Net Income for such period, plus without duplication and to the extent deducted in determining such Consolidated Net Income,

(a)the sum of:

(i)Consolidated Recourse Interest Expense for such period (including imputed interest expense in respect of Capital Lease Obligations but excluding interest expense from Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness),

(ii)taxes on income, profits or losses, in each case during such period,

(iii)all amounts attributable to depreciation, depletion and amortization for such period (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period),

(iv)any extraordinary losses or charges for such period, other than losses or charges related to loan impairment or REO properties, determined on a consolidated basis in accordance with GAAP,

(v)any Non-Cash Charges for such period; provided that any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated Recourse EBITDA for any prior period pursuant to this clause (a)(v) (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated Recourse EBITDA for the period in which such cash payment is made,

(vi)any losses for such period attributable to early extinguishment of Indebtedness or other obligations,

(vii)any unrealized losses for such period attributable to the application of “mark to market” accounting,

(viii)the cumulative effect for such period of a change in accounting principles,

(ix)Transaction Expenses related to the Transactions, to the extent actually expensed in such period, and any non-recurring fees, costs and expenses incurred or payable by the Borrower or any of its Restricted Subsidiaries in connection with any Specified Transaction or acquisition permitted hereunder, provided that the addbacks under this clause (ix) shall not exceed $100,000 in the aggregate for the applicable period in the case of costs, fees and expenses arising in connection with any Specified Transaction, acquisitions or transactions that are not consummated.

(x)any integration costs related to any acquisition permitted hereunder; provided, that, for the avoidance of doubt, the costs added back pursuant to this clause (x) shall not include "run rate" or projected or pro forma amounts; provided that any such amount added back pursuant to this clause (x), together with any amount added back pursuant to clause (xiii) below, shall not exceed an amount equal to the lesser of (A) $2,500,000 and (B) 5.0% of Consolidated Recourse EBITDA, calculated before giving effect to such add-back for the Test Period most recently ended prior to the date of determination,

(xi)any impact for expenses related to an asset acquisition that would have otherwise been capitalized if it were treated as the acquisition of a business, in each case, consistent with past practices,

(xii)any revenue that would have been recognized but for a reduction related to the application of purchase accounting (including, without limitation, revenues of any target for any Specified Transaction or any acquisition permitted hereunder),

(xiii)any impact from restructuring charges or impairment charges, provided that cash impact is included in Consolidated Recourse EBITDA when any such amount is actually paid; provided further that any such amount added back pursuant to this clause (xiii), together with any amount added back pursuant to clause (x) above, shall not exceed an amount equal to the lesser of (A) $2,500,000 and (B) 5.0% of Consolidated Recourse EBITDA, calculated before giving effect to such add-back for the Test Period most recently ended prior to the date of determination,

(xiv)Loan Interest Receivable Adjustment (to the extent the Loan Interest Receivable Adjustment is a positive number) for such period,

minus

(b)without duplication and to the extent included in determining such Consolidated Net Income:

(i)Loan Interest Receivable Adjustment (to the extent the Loan Interest Receivable Adjustment is a negative number) for such period

(ii)any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP,

(iii)any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP,

(iv)any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP,

(v)the cumulative effect for such period of a change in accounting principles; and

(vi)any unrealized gains for such period attributable to the application of “mark to market” accounting.

provided further that, Consolidated Recourse EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains and losses; provided further, that Consolidated Recourse EBITDA for the fiscal quarter ended September 30, 2020 is specified on Schedule 1.01D.

“Consolidated Recourse Interest Expense” means, for any period, the Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period minus Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period incurred in connection with Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Tangible Net Worth” means, as of any date of determination, the excess of (a) Consolidated Total Assets minus the net book value under GAAP of intangible assets, to the extent included in Consolidated Total Assets, over (b) Consolidated Total Liabilities; provided that Residual Interests shall not be treated as intangible assets for purposes of this definition.

“Consolidated Tax Parent” has the meaning set forth in Section 7.06(b).

“Consolidated Total Assets” means, at any time of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (but excluding all assets of Unrestricted Subsidiaries and their Subsidiaries), as shown on the most recent consolidating balance sheet delivered on or prior to the Closing Date and specified on Schedule 1.01D or pursuant to Section 6.01(a) or (b).

“Consolidated Total Liabilities” means, at any time of determination, the total liabilities of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (but excluding all liabilities of Unrestricted Subsidiaries and their Subsidiaries), as shown on the most recent consolidating balance sheet delivered on or prior to the Closing Date and specified on Schedule 1.01D or pursuant to Section 6.01(a) or (b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Control Agreement” means, with respect to any deposit account, securities account or commodity account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent as directed by the Required Lenders in writing, duly executed and delivered by such Loan Party and the bank, the securities intermediary or the commodity intermediary, as the case may be, with which such account is maintained.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.23.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued and unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent and the Required Lenders at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent, at the written direction of the Required Lenders notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) if such Indebtedness is secured, (A) on a junior basis to the Facilities, such Indebtedness shall be subject to the Junior Lien Intercreditor Agreement or (B) on a pari passu basis with the Facilities, such Indebtedness shall be subject to the First Lien Intercreditor Agreement and, in each case, is not at any time secured by property or assets other than the Collateral, and (vi) is not at any time Guaranteed by any Persons other than the Guarantors.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Borrower, any of its Restricted Subsidiaries, or any Securitization Entity or the Warehouse Facility Entity for the purpose of providing credit support (that is reasonable and customary for such Indebtedness under then-prevailing market terms for such Indebtedness) with respect to any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness.

“Credit Extension” means each Borrowing.

“Credit Policy” means the credit underwriting guidelines, policies and procedures that the Borrower or its Restricted Subsidiaries utilize in originating or acquiring Mortgage Loans.

“Custodial Agreement” means (i) in the case of the Borrower, that certain tri-party custodial agreement by and among the Borrower, the Custodian and the Administrative Agent dated as of the Closing Date, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time, and (ii) in the case of any other Loan Party, a tri-party custodial agreement by and among such Loan Party, the Custodian and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (which tri-party custodial agreement may take the form of an amendment to, or an amendment and restatement of, the Custodial Agreement described in clause (i) hereof).

“Cure Expiration Date” has the meaning set forth in Section 8.05(c).

“Cure Notice” has the meaning set forth in Section 8.05(c).

“Custodian” means U.S. Bank, National Association, or such other Person as the Administrative Agent, in its sole discretion, engages from time to time, at the Borrower’s sole cost and expense, to maintain custody of all documents contemplated by this Agreement to be delivered to the Custodian.

“Debt Fund Affiliates” means any Affiliate of Holdings that is a bona fide diversified debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Initial Term Loans and Delayed Draw Term Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to any determination of the “Default Rate” with respect to principal of or interest on any Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any other Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it, the Administrative Agent and the Required Lenders, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a proceeding under any Debtor Relief Laws or (B) a Bail-In Action.

“Delayed Draw Availability Period” means the period from and including the Closing Date to the date that is twelve (12) months following the Closing Date.

“Delayed Draw Term Commitment” means, as to each Term Lender, its obligation to make a Delayed Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Commitments is $50,000,000.

“Delayed Draw Term Loans” means the term loans made by the Term Lenders during the Delayed Draw Availability Period to the Borrower pursuant to Section 2.01.

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Designated Equity Contribution Cure Notice” has the meaning set forth in Section 8.05(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable or is required to be repurchased at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted

Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (i) the Persons listed on Schedule 1.01B and (ii) any Affiliate of any Person listed on Schedule 1.01B that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name (it being understood and agreed that (x) the Administrative Agent (a) shall not have any responsibility or obligation to determine, monitor or inquire as to whether any Lender or any potential assignee Lender (or any Affiliate thereof) is a Disqualified Lender and (b) shall not have any liability with respect to any assignment or participation of any Loan or Commitment made to a Disqualified Institution and (y) no action or inaction by the Administrative Agent shall be deemed to alter the Persons constituting Disqualified Lenders).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment, and the protection of human health and safety as it relates to the exposure to, or release of, hazardous or toxic materials, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that Indebtedness (other than Disqualified Equity Interests) convertible into any of the foregoing shall not, prior to the date of such conversion, constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could result in liability to a Loan Party or any Restricted Subsidiary; (h) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; (i) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (j) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (k) the conditions for the imposition of a

Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate published on the appropriate Bloomberg LIBOR page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, with a term equivalent to such Interest Period or if such published rate is not available at such time for any reason, then the LIBOR rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which Dollar deposits in an amount equal to the amount of such Eurocurrency Rate Loan are offered to major banks in the London interbank LIBOR market at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period.  If any such rate when determined is less than 1.00%, such rate shall be deemed to be 1.00% for purposes of such determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, Net Operating Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a)Cash Interest Expense for such Excess Cash Flow Period,

(b)Taxes and Permitted Tax Distributions paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period or that will be paid within nine months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established,

(c)repayments of Loans pursuant to Section 2.07 (or, if applicable, any Refinancing Amendment or Extension Amendment as contemplated by Section 2.07) during such Excess Cash Flow Period,

(d)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any repayment of Loans,

(e)to the extent that such increase was included in the calculation of Net Operating Income for such Excess Cash Flow Period, (i) any increase in the valuation of any REO Assets, (ii) any increase in the valuation of any loan assets of the Borrower and its Restricted Subsidiaries that is valued at “fair value” as defined in FASB ASC Topic 825 and (iii) any increase in the valuation of any loan assets of the Borrower and its Restricted Subsidiaries held for sale,

(f)an amount equal to any increase in Net Working Capital of the Borrower and its Restricted Subsidiaries for such Excess Cash Flow Period,

(g)cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not deducted from Consolidated Recourse EBITDA or included in Interest Expense,

(h)with respect to the origination and financing of Mortgage Loans, origination costs and financing fees, related to origination and financing activity during such Excess Cash Flow Period, paid in cash, plus, without duplication,

(i)to the extent that such non-cash expense was included in the calculation of Net Operating Income, (i) depreciation and amortization (including, without limitation, amortization of intangibles and deferred financing fees and accretion of discounts of purchased loans and deferred loan origination costs) and (ii) other non-cash expenses (including any non-cash expense that results from the write-down or write-off of, or the impairment of property, plant, equipment, goodwill, intangibles or other long-lived assets and the impact of purchase accounting on the Borrower and its Restricted Subsidiaries for such period),

(j)to the extent that such decrease was included in the calculation of Net Operating Income, (i) any decrease in the valuation of any REO Assets, (ii) any decrease in the valuation of any loan assets of the Borrower and its Restricted Subsidiaries that is valued at “fair value” as defined in FASB ASC Topic 825 and (iii) any decrease in the valuation of any loan assets of the Borrower and its Restricted Subsidiaries held for sale, and

(k)an amount equal to any decrease in Net Working Capital for such Excess Cash Flow Period.

“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2021.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any payroll account so long as such payroll account is a zero balance account, (b) deposit or securities accounts, amounts on deposit or value of the securities held in which, on an individual account basis, do not exceed $100,000 in the aggregate at any one time; provided that deposit accounts and securities accounts may only be treated as Excluded Accounts pursuant to this clause (b) so long as the amount on deposit or value of the securities held in all such accounts on an aggregate combined basis does not exceed $500,000 at any one time, (c) withholding tax and fiduciary accounts, (d) any collection account, reserve account or other similar account established and solely utilized in accordance with any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, (e) all deposit accounts primarily used for payment of payroll, taxes or employee benefits and (f) mortgage servicing accounts maintained by the Borrower as servicer or special servicer on behalf of a third-party, so long as such mortgage servicing accounts are used solely for servicing purposes.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned (other than in respect of Equity Interests issued to directors, officers and employees of such Subsidiary) Subsidiary of the Borrower or a Guarantor on the Closing Date or at the time it becomes a Subsidiary of the Borrower or a Guarantor, (b) [reserved], (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Required Lenders, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any Unrestricted Subsidiaries and (f) any Securitization Entity or the Warehouse Facility Entity.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Existing Term Loan Tranche” has the meaning provided in Section 2.14(a).

“Existing Warehouse Facilities” means (a) that certain Master Repurchase Agreement, dated as of January 29, 2021 between Barclays Bank PLC., as buyer, and Velocity Commercial Capital, LLC, as seller, as amended, (b) that certain Master Repurchase Agreement, dated as of May 17, 2013, between the Borrower, as seller, and Citibank, N.A., as buyer as amended, and (c)

that certain Loan and Security Agreement, dated as of September 12, 2018, among, inter alia, VCC Capital Source Financing, LLC, as the borrower, and Pacific Western Bank, as agent and as a lender, as amended, and, in each case, the other documentation related thereto as in effect on the Closing Date.

“Extended Term Loans” has the meaning provided in Section 2.14(a).

“Extending Term Lender” has the meaning provided in Section 2.14(b).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.14(c).

“Extension Election” has the meaning provided in Section 2.14(b).

“Extension Request” means any Term Loan Extension Request.

“Extension Series” means any Term Loan Extension Series.

“Facility” means the Initial Term Loans, the Delayed Draw Term Loans, a given Refinancing Series of Refinancing Term Loans or a given Extension Series of Extended Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided further that if the Federal Funds Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, among Jefferies and the Borrower.

“Financing Source Diversification Requirements” means (x) the incurrence of each of the Existing Warehouse Facilities and (y) entering into an additional Warehouse Facility under which Permitted Warehouse Indebtedness may be incurred on or prior to the date that is six (6)

months following the Closing Date and, in each case, the maintenance thereof, with a financial institution and on terms and conditions which satisfy the Warehouse Facility Parameters; provided that (A) the aggregate commitments under any single Warehouse Facility described in the foregoing shall not at any time exceed 50% of all Warehouse Indebtedness incurred and maintained by the Borrower and its Restricted Subsidiaries at such time, (B) the aggregate commitments under any two Warehouse Facilities described in the foregoing shall not at any time exceed 80% of all Warehouse Indebtedness incurred and maintained by the Borrower and its Restricted Subsidiaries at such time, (C) the aggregate commitments under any three Warehouse Facilities described in the foregoing shall not at any time exceed 92.5% of all Warehouse Indebtedness incurred and maintained by the Borrower and its Restricted Subsidiaries at such time, (D) the stated maturity date of each Warehouse Facility described in the foregoing shall be 364 days or more, (E) the stated maturity dates of the two Warehouse Facilities described in the foregoing with the largest commitment amounts thereunder shall be at least three (3) months apart from one another.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an intercreditor agreement in a form that is acceptable to the Administrative Agent at the written direction of the Required Lenders and the Borrower, between the Collateral Agent and one or more collateral agents or representatives for the holders of Credit Agreement Refinancing Indebtedness that is intended to be secured on a pari passu basis with the Obligations.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations, and (iv) for purposes of the definitions of “Consolidated Tangible Net Worth”, “Consolidated Total Assets” and “Consolidated Total Liabilities”, the assets and liabilities of the Securitization Entities and the Warehouse Facility Entity shall be consolidated with the accounts of the Borrower, regardless of any change in GAAP or in the application thereof. No Indebtedness of Holdings shall constitute Indebtedness of the Borrower and its Restricted Subsidiaries unless the Borrower or any Restricted Subsidiary is an obligor of such Indebtedness.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) the Subsidiaries of the Borrower that are party to this Agreement as Guarantors on the Closing Date, (iii) those Subsidiaries that become party to this Agreement as Guarantors after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, become party to this Agreement as Guarantors after the Closing Date and (iv) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which a Borrower is not a party, each Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, or other emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that was an Agent, a Lender or an Affiliate of any Agent or a Lender at the time it entered into a Secured Hedge Agreement, in its capacity as a party thereto.

“Holdings” means Parent, if it is the direct parent of the Borrower, or, if not, any Domestic Subsidiary of Parent that directly owns 100% of the issued and outstanding Equity Interests in the Borrower (and, as to such Domestic Subsidiary of Parent, Parent directly or indirectly owns 100% of the issued and outstanding Equity Interests in, and Controls, such Subsidiary) and issues a Guarantee of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Required Lenders; provided that (a) if reasonably requested by the Administrative Agent at the written direction of the Required Lenders, an opinion of counsel shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not violate this Agreement or any other Loan Document, (b) all Equity Interests of the Borrower shall be pledged to secure the Obligations and (c) no Event of Default shall have occurred and shall be continuing at the time of such substitution and such substitution does not result in any Event of Default.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Agreement;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Capital Lease Obligations;

(g)all payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit;

(h)all obligations of such Person in respect of Disqualified Equity Interests; and

(i)to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For purposes hereof, the Indebtedness of any Person shall exclude all trade liabilities and intercompany liabilities among the Borrower and the Subsidiary Guarantors having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, (x) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (i) Taxes imposed on or measured by its net income, however denominated, franchise (and similar) Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Agent’s or Lender’s being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (b) that are Other Connection Taxes, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) in the case of any Lender any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law that is in effect on the date on which (a) such Lender becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 3.07) or (b) such Lender designates a new Lending Office, except in each case to the extent such Lender was entitled immediately prior to the time of designation of a new Lending Office or the Lender’s assignor was entitled immediately prior to such Lender becoming a party hereto to receive additional amounts with respect to such Tax pursuant to Section 3.01, and (iv) any U.S. federal withholding Taxes imposed under FATCA, and (y) to the extent not otherwise described in clause (x), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $125,000,000.

“Initial Term Loans” means the term loans made by the Term Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreement” means each Copyright Short Form Security Agreement, Trademark Short Form Security Agreement and Patent Short Form Security Agreement (each as defined in the Security Agreement), in each case executed and delivered pursuant to the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreements” means any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Expense” means, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such Person and (c) cash dividends and similar distributions made in cash in respect of Disqualified Equity Interests of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Restricted Subsidiaries with respect to Swap Agreements.

“Interest Income” means, with respect to any Person for any period, the gross interest income of such Person for such period on a consolidated basis in accordance with GAAP (excluding any portion of interest income representing accruals of amounts received in a previous period).

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or twelve months or any period of less than one month if agreed to by the Administrative Agent at the written direction of the Required Lenders) thereafter, as the Borrower may elect; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, excluding, in the case of the Borrower and the Subsidiary Guarantors, intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiary Guarantors, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any

Investment at any time shall be (a) in the case of a Guarantee, the amount determined as set forth in the definition thereof and (b) otherwise, the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17(a).

“Junior Financing Documentation” means any documentation governing any Restricted Indebtedness.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement in a form that is acceptable to the Administrative Agent at the written direction of the Required Lenders and the Borrower, between the Collateral Agent and one or more collateral agents or representatives for the holders of Credit Agreement Refinancing Indebtedness that is intended to be secured on a junior basis to the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning set forth in Section 1.02(j).

“LCA Test Date” has the meaning set forth in Section 1.02(j).

“Lead Arranger” means Jefferies in its capacity as sole lead arranger and sole bookrunner under this Agreement.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Screen Rate” has the meaning set forth in in the definition of Eurocurrency Rate.

“LIBOR Successor Rate” has the meaning set forth in Section 1.09.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period,

timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent at the direction of the Required Lenders, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent at the direction of the Required Lenders determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent at the direction of the Required Lenders determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries involving any assets, business or Person in each case permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent on or promptly following the date the definitive agreements for such transaction are entered into.

“Liquid Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) the face value at such time of Pre-Closing Securitization Assets and Post-Closing Securitization Assets plus (ii) the lesser of (x) the aggregate amount of Unrestricted Cash at such time and (y) (i) $15,000,000 if no Delayed Draw Term Loans have been advanced and (ii) $20,000,000 if any Delayed Draw Term Loans have been advanced to (b) the aggregate principal amount of the Term Loans at such time.

“Liquidity Cure” has the meaning set forth in Section 8.05(d).

“Liquidity Cure Expiration Date” has the meaning set forth in Section 8.05(d).

“Liquidity Cure Notice” has the meaning set forth in Section 8.05(d).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan (including any Delayed Draw Term Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement, to the extent then in effect, (v) any Refinancing Amendment, or Extension Amendment and (vi) the Fee Letter.

“Loan Interest Receivable Adjustment” means, for any time of determination, the Loan Interest Receivable Balance as of the prior fiscal period minus the Loan Interest Receivable

Balance as of the most recently ended fiscal period (which amount, for the avoidance of doubt, may be positive or negative), as calculated in a manner consistent with the field “Quarterly Change in LIR” and the analogous “non-cash interest income” EBITDA adjustment as disclosed to the Administrative Agent prior to the Closing Date in the Company Financial Model from 12/17 entitled “Leverage Calc – LIR Cash Adjustment 12.17.20 (003).xlsm

“Loan Interest Receivable Balance” means the balance of all interest income receivables (including capitalized interest) as reflected in general ledger accounts #12004 and #15000 set forth on Schedule II to the Security Agreement (or such general ledger account disclosed to the Administrative Agent and the Required Lenders so long as the use of such other general ledger account does not affect the calculation of the Loan Interest Receivable Balance or such other general ledger account satisfactory to the Administrative Agent as directed by the Required Lenders) prepared by the Borrower in respect of Mortgage Loans which has been accrued and is reflected in Consolidated Net Income as a cash item, but for which the applicable borrowers are not current on their interest payments, as of the applicable fiscal period end.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means the excess of (a) the sum of the present value of (i) 100% of the outstanding principal amount of the Initial Term Loans or Delayed Draw Term Loans, as applicable, to be prepaid as of such date of prepayment, plus (ii) all required interest payments that would have accrued on the Initial Term Loans or Delayed Draw Term Loans, as applicable, from the date of prepayment through and including the first anniversary of the Closing Date in the case of Initial Term Loans and the first anniversary of the date of disbursement of the Delayed Draw Term Loans in the case of the Delayed Draw Term Loans, in each case, calculated in accordance with Section 2.08 (with such present value being computed using a discount rate equal to the Treasury Rate plus 0.50%) over (b) the principal amount of such Term Loans to be prepaid as of such date of prepayment; provided that in no event shall the Make-Whole Amount be less than zero. The calculation of the Make-Whole Amount will be made by the Administrative Agent.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Agreement.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) material impairment of the validity and enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders or any Agent under, any Loan Document; provided, that a Material Adverse Effect under clause (a) above shall not include any event, development or circumstance that are reasonably foreseeable based on public disclosures of Holdings or the Borrower prior to the Closing Date in its public filings related to the direct material and adverse effects on the Borrower’s and its Restricted Subsidiaries’ business of the ongoing COVID-19 pandemic.

“Material Real Property” means any fee owned or ground leased real property (including any REO Assets that are not pledged in connection with any Permitted Warehouse Indebtedness or any Permitted Securitization Indebtedness) owned by any Loan Party with a fair market value of $2,500,000 or greater (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith in accordance with GAAP).

“Maturity Date” means (i) with respect to the Initial Term Loans and Delayed Draw Term Loans, the date that is five (5) years after the Closing Date, (ii) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, and (iii) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment. To the extent such day is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Monthly Financial Statements” means a (i) consolidated balance sheet of Holdings and its Subsidiaries or the Borrower and its Subsidiaries, as the case may be, as at the end of such fiscal month and in comparative format to the figures for the corresponding fiscal month of the previous fiscal year and the related consolidated statements of income or operations for such fiscal month and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal month of the previous fiscal year, and statements of stockholders’ equity for the current fiscal month and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year and (ii) a calculation of the Loan Interest Receivable Adjustment for such fiscal month, all in reasonable detail and certified by a Responsible Officer of Holdings or the Borrower, as the case may be, as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries or the Borrower and its Subsidiaries, as the case may be, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

“Monthly Reporting Trigger Event” means for any fiscal month of Holdings, the failure of the Loan Interest Reserve Adjustment for such fiscal month to be less than the lesser of (a) $1,250,000 and (b) 7.5% of Interest Income for three (3) consecutive months for such fiscal month.

“Monthly Reporting Trigger Period” means any period commencing at any date that a Monthly Reporting Trigger Event has occurred and ending on any date that the Loan Interest Reserve Adjustment falls below the greater of (a) $1,250,000 and (b) 7.5% of Interest Income. The termination of a Monthly Reporting Trigger Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Monthly Reporting Trigger Event in the event that the conditions set forth in this definition again arise.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Loan” means all rights to payment of Indebtedness and obligations (including without limitation, unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Underlying Obligor in respect of a commercial loan or loans or other financial accommodations payable to the Borrower or any Subsidiary, whether evidenced by a single Mortgage Note or multiple Mortgage Notes (each evidencing a portion of the aggregate amount of such Mortgage Loan), secured by an Underlying Mortgage or Underlying Mortgages encumbering Underlying Mortgaged Property or otherwise.

“Mortgage Note” means each promissory note, consolidated promissory note, or amended and restated promissory note executed by an Underlying Obligor in connection with a Mortgage Loan and payable to the Borrower or any Subsidiary, as the same may be modified, amended or restated from time to time.

“Mortgage Policies” has the meaning set forth in clause (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in clause (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Sections 6.11, 6.13 and 6.14, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Loan Parties, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (other than (i) Permitted Securitization Indebtedness and Permitted Warehouse Indebtedness, (ii) the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and (iii) the amount of any non-recourse Indebtedness, in each case of clauses (i) through (iii), to the extent included in Consolidated Total Liabilities), including the aggregate outstanding principal amount of the Obligations less the lesser of (x) the aggregate amount of Unrestricted Cash at such date and (y) (i) $9,000,000 if no Delayed Draw Term Loans have been advanced and (ii) $12,500,000 if any Delayed Draw Term Loans have been advanced to (b) Consolidated Recourse EBITDA for such Test Period.

“Net Operating Income” means, for any period, Consolidated Net Income plus, to the extent deducted in calculating Consolidated Net Income, (a) Cash Interest Expense, (b)(i) to the extent constituting a non-cash expense, the amortization or accelerated recognition of any financing fees or deferred origination costs that were paid in cash in a prior period and (ii) the aggregate amount of any premium, make-whole or penalty payments that are required to be made in connection with any repayment of Loans by, or on behalf of, the Borrower or any Restricted Subsidiary and (c) provision for Taxes based on income, profits, losses or capital of the Borrower and its Restricted Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income. Notwithstanding the foregoing, Net Operating Income for the fiscal quarter ended September 30, 2020 is as specified on Schedule 1.01D.

“Net Proceeds” means:

(a)100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Default exists, the Borrower may reinvest any portion of such proceeds received from any Casualty Event, in an aggregate amount not to exceed $7,500,000 during any Fiscal Year with respect to a single transaction or series of related transactions, in any manner permitted by Section 7.02 hereof, within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if any portion of such proceeds are not so used within 18 months of initial receipt, such remaining portion of such proceeds shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $500,000 or (y) the aggregate net proceeds excluded under clause (x) exceeds $1,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)100% of the cash proceeds from the incurrence, issuance or sale by Holdings, the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case, incurred in connection with such incurrence, issuance or sale; and

(c)100% of the cash proceeds from any Designated Equity Contribution.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings, the Borrower or any Affiliate of the foregoing shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Sponsor.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Restricted Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Cash Charges” means any non-cash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards or other equity-based incentives to any director, officer or employee of any Parent Entity, the Borrower or any Restricted Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any non-cash charge that results from the write-down or write-off of accounts receivable, (d) the non-cash impact of accounting changes or restatements and (e) non-cash charges and expenses resulting from pension adjustments.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Non-Debt Fund Affiliate” means any Affiliate of the Sponsor other than (a) Holdings or any Subsidiary of Holdings, (b) any Debt Fund Affiliates and (c) any natural person.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) of this definition.

“Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of any Class made by such Term Lender.

“Obligations” means all (x) advances to, and debts, liabilities, obligations (monetary or otherwise and including any prepayment premium), covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees (including any prepayment premium) that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party or any Restricted Subsidiary thereof arising under any Secured Hedge Agreement or any Treasury Services Agreement; provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of Parent or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” means original issue discount.

“Ordinary Course Disposition” has the meaning specified in Section 7.05(n).

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).

“Other Connection Taxes” means, with respect to any Agent or any Lender, Taxes imposed as a result of any present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document.

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Entity” means any direct or indirect parent of the Borrower that is a holding company with no material assets or operations other than holding (either directly or indirectly through one or more other Parent Entities) Equity Interests of the Borrower (excluding, for avoidance of doubt, any investment vehicle of the Sponsor or PIMCO).

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Loan Parties, any Restricted Subsidiary or any ERISA Affiliate

or to which the Loan Parties, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G hereto or any other form reasonably approved by the Collateral Agent at the written direction of the Required Lenders, as the same shall be supplemented from time to time.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition); provided that immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable Laws; (c) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.03; (d) the total consideration paid by the Loan Parties for (i) the acquisition, directly or indirectly, of any Person that does not become a Subsidiary Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by the Borrower or a Subsidiary Guarantor, when taken together with the total consideration paid by the Loan Parties for all such acquired Persons and assets acquired after the Closing Date, shall not exceed during the term of this Agreement, calculated on a Pro Forma Basis after giving effect to each such acquisition, 10.00% of Consolidated Total Assets at any time of measurement, (e) the total consideration paid by the Loan Parties for all Permitted Business Acquisitions after the Closing Date (including, without limitation, all of such Permitted Business Acquisitions under clause (d) hereof), shall not exceed the lesser of, together with the aggregate amount of Investments made pursuant to Section 7.02(a)(i)(x), (x) $15,000,000 and (y) 10.00% of Consolidated Total Assets at any time of measurement, (f) on a Pro Forma Basis, the Net Leverage Ratio before and after giving effect to such transaction shall not exceed the least of (i) the Closing Date Net Leverage Ratio, (ii) 3:50 to 1.00 and (iii) the then applicable level set forth in Section 7.10(a), and (g) such acquired Person or division or line of business of a Person is in a similar or related line of business as the Borrower and its Restricted Subsidiaries; provided that the limitation under clause (d) shall not apply to any acquisition to the extent such acquisition is made solely with the proceeds of sales of or equity contributions in respect of, Qualified Equity Interests of the Borrower (or of Holdings, to the extent contributed to the Borrower) Not Otherwise Applied (and for the avoidance of doubt, not constituting a Designated Equity Contribution) and not with any cash or other assets of the Borrower or any Restricted Subsidiary (and, for the avoidance of doubt, each other limitation and condition in clauses (a), (b), (c), (e), (f) and (g) will, in each case, apply).

“Permitted Encumbrances” means, with respect to each Real Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (k), (m) and (o) of Section 7.01, provided, however, that in the case of those Liens and other encumbrances permitted by clause (o) of Section 7.01 and as described in this definition, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien or encumbrance created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien or encumbrance would otherwise constitute a Permitted Encumbrance.

“Permitted First Priority Refinancing Debt” mean any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any secured loans incurred by the Borrower in the form of one or more tranches of loans under this Agreement; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not at any time Guaranteed by any Persons other than Persons that are Guarantors and (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued.

“Permitted First Priority Refinancing Notes” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not at any time Guaranteed by any Persons other than Persons that are Guarantors, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Required Lenders) and (v) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (i) each of the Sponsor, PIMCO and any group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and PIMCO, collectively, have beneficial ownership of more than 50% of the total voting power of the Equity Interests of Holdings and (ii) any Parent Entity that is formed not in connection with, or in contemplation of, a transaction that (but for the application to such Person of this clause (ii)) would constitute a Change of Control if the holders of the common stock of such Parent Entity immediately after it becomes a Parent Entity are substantially the same as the holders of the common stock of Holdings (or, as applicable, any other Parent Entity that previously became such pursuant to this clause (ii)) immediately before such transaction.

“Permitted Other Debt Conditions” means that such applicable debt (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full in cash of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time Guaranteed by any Persons other than

Guarantors, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Required Lenders).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; provided that Indebtedness in the amount of such existing unutilized commitments would have been permitted to have been incurred on the date of the incurrence of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and would have been permitted to remain outstanding at the time of such refinancing or replacement, in each case, under Section 7.03), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(i), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(i), at the time thereof, no Event of Default shall have occurred and be continuing and (d) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of, and does not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (a) in connection with any Securitization, any Warehouse Indebtedness used to finance the purchase, origination or pooling of any Securitization Assets subject to such Securitization is repaid in full in connection with such Securitization solely from the Net Proceeds received by the Borrower and its Subsidiaries from the applicable Securitization Issuer Entity, (b) such Securitization Indebtedness shall not constitute an obligation (including any obligation pursuant to a Guarantee) of Holdings, the Borrower or any of its Subsidiaries (other than the applicable Securitization Issuer Entity), (c) such Securitization Indebtedness shall not be secured by any Lien on any asset other than the Securitization Assets owned the applicable Securitization Issuer Entity that are subject to such Securitization, (d) any Residual Interest in the applicable Securitization Issuer Entity shall be held directly by the Borrower or a Subsidiary Guarantor or, to the extent retained, at the time of the issuance thereof, solely to address bankruptcy remoteness requirements, a Securitization Depositor Entity and (e) in the case of Residual Interests held by the Borrower or a Subsidiary Guarantor, the Obligations and the Guaranty shall have been secured by a legal, valid, perfected first-priority security interest therein, subject, as to priority, to any Prior Liens.

“Permitted Tax Distribution” has the meaning set forth in Section 7.06(b).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans or senior subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided, that (a) the aggregate weighted average purchase price, advance rate or similar term under such Warehouse Indebtedness, as measured on an aggregate basis across all outstanding Permitted Warehouse Indebtedness, shall not exceed 95% of the lesser of (i) unpaid principal balance of the Mortgage Loans, (ii) acquisition price or (iii) fair market value of the Mortgage Loans or REO Assets, as applicable, under the Warehouse Facility Documentation under the applicable Warehouse Facilities, (b) such Warehouse Indebtedness shall not constitute an obligation (including any obligation pursuant to a Guarantee (other than any Guarantee of Holdings that is reasonable and customary and consistent with past practices of the Borrower and its Restricted Subsidiaries), but excluding any obligation pursuant to a Credit Enhancement Agreement) of Holdings, the Borrower or any of its Subsidiaries (other than the Person that is the seller or the borrower, as applicable, under the Warehouse Facility Documentation under the applicable Warehouse Facilities), (c) such Warehouse Indebtedness shall not be secured by any Lien on any asset other than (i)(A) the Mortgage Loans or REO Assets, as applicable, acquired or originated with the proceeds of such Warehouse Indebtedness and (B) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in the preceding clause (i)(A) of this clause (c) and (ii) the Equity Interests of the Warehouse Facility Entity and (d) any Residual Interest in the Warehouse Facility Entity shall be held directly by the Borrower or a Subsidiary Guarantor; provided, further that solely as of the date of the incurrence of such Warehouse Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to Holdings, the Borrower or any of its Subsidiaries (other than the Warehouse Facility Entity) to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions under Section 7.03 except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions under Section 7.03). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP. Indebtedness under each of the Existing Warehouse Facilities (in each case, as in effect on the Closing Date) is Permitted Warehouse Indebtedness.

“Permitted Warehouse Indebtedness Guarantee” means (a) the Guarantee under that certain Indemnity Agreement dated as of September 12, 2018 by Parent in favor of Pacific Western Bank, as in effect on the date hereof and (b) any such other Guarantee by Parent of Indebtedness of any Warehouse Facility Entity permitted under Section 7.03 so long as such Guarantee is (i) reasonable and customary and consistent with past practices of Parent and (ii) not materially broader in scope of coverage than the Guarantee referred to under clause (a) of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIMCO” means, collectively, TOBI III SPE I LLC, LVS III Holdings, L.P., PIMCO GP XVII, LLC, Pacific Investment Management Company LLC and each of their respective Affiliates but excluding any operating portfolio companies of any of the foregoing.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Post-Closing Securitization Assets” means Residual Interests in Securitization Issuer Entities acquired on or following the Closing Date (measured after such date).

“Post Petition Interest” has the meaning set forth in Section 11.04(b)(ii).

“Pre-Closing Securitization Assets” means Residual Interests in Securitization Issuer Entities owned on the Closing Date (measured as of such date).

“Prepayment Premium” means the Year 1 Prepayment Premium, the Year 2 Prepayment Premium, or the Year 3 Prepayment Premium, as applicable.

“Prime Rate” means per annum rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)).

“Prior Liens” means, with respect to any Collateral, (i) any nonconsensual Lien that is permitted pursuant to Section 7.01 and has priority as a matter of law and (ii) Liens that are expressly permitted to be on such Collateral and to rank, in right of priority, pari passu with or senior to the Liens on such Collateral securing the Obligations, in each case, pursuant to Section 7.01.

“Private Side Information” means any information with respect to Holdings, the Borrower and the Subsidiaries that is not Public Side Information.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (a) and (b) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(a)in making any determination of Consolidated Net Income, Net Operating Income or Consolidated Total Assets, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 7.02 or 7.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(b)in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Loans (or, without duplication, Commitments) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the aggregate amount of Loans (or, without duplication, Commitments) under the applicable Facility or Facilities at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” means any Lender that does not wish to receive Private Side Information.

“Public Side Information” means (a) at any time prior to Holdings, the Borrower or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is either (i) of a type that would be made publicly available if Holdings, the Borrower or any of its Subsidiaries were issuing securities pursuant to a public offering registered under the Securities Act or (ii) not material non-public information (for purposes of United States federal and state securities laws) concerning Holdings, the Borrower or any of its Subsidiaries or any securities of any of the foregoing and (b) at any time on or after Holdings, the Borrower or any of its Subsidiaries becomes the issuer of any Traded Securities, information that is either (i) available to all holders of such Traded Securities or (ii) not material non-public information (for purposes of United States federal and state securities laws) concerning Holdings, the Borrower or any of its Subsidiaries or any securities of any of the foregoing.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.23.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Equity Offering” means the issuance by Holdings or any other direct or indirect parent of Holdings of its common Equity Interests in any underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof; provided, that Real Property does not include Mortgage Loans.

“Realizable Value” of an asset means (a) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Borrower in its reasonable discretion in good faith and consistent with customary industry practice and (b) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness (or, if such agreement does not contain any related provision, as determined by senior management of the Borrower in good faith); provided, however, that the realizable value of any asset described in clause (a) or (b) above which any non-Affiliated third party has a binding contractual commitment to purchase from the Borrower or any of its Subsidiaries shall be the minimum price payable to the Borrower or such Subsidiary for such asset pursuant to such contractual commitment.

“Reference Period” has the meaning set forth in the definition of the term “Pro Forma Basis.”

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing” means the repayment in full of all Indebtedness, interest, fees, expenses and other amounts owing under that certain Credit Agreement, dated as of August 29, 2019 (as amended, restated, amended and restated, supplemented and or otherwise modified from time to time), by and among the Borrower, Holdings, the lenders from time to time party thereto and Owl Rock Capital Corporation, as administrative agent and collateral agent for such lenders, and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.13.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments, that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Applicable Rate and amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or dispersing.

“Released Guarantor” has the meaning set forth in Section 11.10.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“REO Asset” of a Borrower or Restricted Subsidiary means Real Property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such Real Property securing a Mortgage Loan.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, (x) at any time the Significant Lender Condition is satisfied, Significant Lenders, or (y) at any other time, Lenders collectively having more than 50% of the sum of (i) the Total Outstandings under such Class and (ii) the aggregate unused Commitments under such Class; provided that, to the extent set forth in Section 10.07(m), (n) or (o) with respect to determination of Required Class Lenders, the Loans of any Affiliated Lender or any Debt Fund Affiliates shall in each case be excluded for purposes of making a determination of Required Class Lenders.

“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, (x) at any time the Significant Lender Condition is satisfied, Significant Lenders, or (y) at any other time, Lenders collectively having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that, to the extent set forth in Section 10.07(m), (n) or (o) with respect to determination of Required Facility Lenders, the Loans of any Affiliated Lender or any Debt Fund Affiliates shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, (x) at any time the Significant Lender Condition is satisfied, Significant Lenders, or (y) at any other time, Lenders collectively having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that, to the extent set forth in Section 10.07(m), (n) or (o) with respect to determination of Required Lenders, the Loans of any Affiliated Lender or any Debt Fund Affiliates shall in each case be excluded for purposes of making a determination of Required Lenders.

“Residual Interests” means any residual or retained ownership interest (which may constitute Equity Interests, Indebtedness or any other interests) held by or acquired by the Borrower or a Subsidiary in any Securitization Entity or the Warehouse Facility Entity, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.  For the avoidance of doubt, (a) all of the ownership interests in any Securitization Issuer Entity (including (i) pass-through certificates representing undivided beneficial ownership interests in the assets of any Securitization Issuer Entity and (ii) asset-backed notes issued by any Securitization Issuer Entity backed by the assets of such Securitization Issuer Entity) held by or acquired by the Borrower or a Subsidiary, (b) all of the Equity Interests in any Securitization Depositor Entity held by or acquired by the Borrower or a Subsidiary and (c) all of the Equity Interests in the Warehouse Facility Entity held by or acquired by the Borrower or a Subsidiary, in each case, shall constitute Residual Interests.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Restricted Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness.

“Restricted Indebtedness” means (a) Permitted Second Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt, (c) any Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries that is unsecured, (d) any Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries that is subordinated in writing to the Obligations and (e) any Indebtedness of Holdings, the Borrower and its Restricted Subsidiaries that is secured by a Lien on the Collateral that is junior to the Liens in the Collateral securing the Obligations, and in each case any Indebtedness arising from a Permitted Refinancing of any of the foregoing, but excluding any Permitted Securitization Indebtedness and Permitted Warehouse Indebtedness.  For the avoidance of doubt, Indebtedness under Credit Enhancement Agreements shall not constitute Restricted Indebtedness.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary or Parent Entity, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’, the Borrower’s or a Restricted Subsidiary’s or a Parent Entity’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that, for so long as any Securitization Entity or the Warehouse Facility Entity is a Subsidiary, such Securitization Entity or the Warehouse Facility Entity, as the case may be, and each Subsidiary thereof, shall be a Restricted Subsidiary and may not be designated as an Unrestricted Subsidiary.

“Retained Excess Cash Flow” means, for any Excess Cash Flow Period completed after the Closing Date, (a) the amount of Excess Cash Flow for such Excess Cash Flow Period, minus (b) the Applicable ECF Percentage of the amount of Excess Cash Flow for such Excess Cash Flow Period.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale and Lease-Back Transaction” has the meaning set forth in Section 7.04.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person identified on any Sanctions-related list of designated Persons maintained by a Sanctions Authority, including, without limitation, the Specially Designated Nationals and Blocked Persons list maintained by OFAC, (b) any Person operating, organized or resident in, or the government or any agency or instrumentality of the government of, a Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or Persons described in the preceding clause (a) or (b).

“Sanctions” means any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; and (d) the United Kingdom, including Her Majesty’s Treasury.

“Scheduled Unavailability Date” has the meaning specified in Section 1.09.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement permitted under Article VII that is entered into by and between any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02, and any other holder of any Obligation secured by the Collateral.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means a public or private transfer, sale or financing of Mortgage Loans (collectively, “Securitization Assets”) by which the Borrower or any of its Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Mortgage Loans to a Securitization Entity.

“Securitization Assets” has the meaning specified in the definition of “Securitization.”

“Securitization Depositor Entity” means any special purpose Subsidiary established exclusively for the purpose of selling, depositing or contributing Securitization Assets into a Securitization Issuer Entity and/or holding securities in any Securitization Issuer Entity; provided that (a) such Person is a direct, wholly owned Subsidiary of the Borrower or a wholly owned Subsidiary Guarantor, (b) the Obligations and the Guaranty are secured by a legal, valid, perfected first-priority security interest in all of the Equity Interests of such Person, subject, as to priority, to any Prior Liens, (c) such Person does not own any Residual Interests, except for those retained, at the time of the issuance thereof, solely to address bona fide bankruptcy remoteness requirements, (d) the Organization Documents of such Person are not less restrictive on the activities of such Person than, or otherwise more adverse to the Lenders than, the Organization Documents of VCC Mortgage Securities (as in effect on the Closing Date) and (e) such Person is in compliance in all respects with the provisions of Section 7.14.

“Securitization Entity” means (a) any Securitization Issuer Entity and (b) any Securitization Depositor Entity; provided that, to the extent that any Securitization Entity engages in any business or business activity for which such Securitization Entity was not exclusively established or formed, such Securitization Entity shall not constitute a Securitization Entity. As of the Closing Date, the entities listed on Schedule 1.01E shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Facility Documentation” means the documentation governing the terms of any Securitization or Securitization Indebtedness.

“Securitization Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings.

“Securitization Issuer Entity” means any Person established exclusively for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities).

“Security Agreement” means the Security Agreement substantially in the form of Exhibit F, dated as of the Closing Date, among Holdings, the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Servicing Agreements” means any servicing agreements, pooling and servicing agreements, interim servicing agreements and other servicing agreements, and any other agreement governing the rights, duties and obligations of any of the Borrower, any Restricted Subsidiary or any Person designated by the Borrower or any Restricted Subsidiary, as a servicer, under such servicing agreements, in each case, with respect to Mortgage Loans.

“Significant Lender Condition” means entities, funds or accounts constituting BlackRock are Lenders of more than 33% of the sum of (i) the Total Outstandings hereunder or under such Class or under such Facility, as the case may be, and (ii) the aggregate unused Commitments hereunder or under such Class or under such Facility, as the case may be.

“Significant Lenders” means (1) BlackRock, (2) at least one Lender that is not an entity, fund or account constituting BlackRock and that is at such time a Lender of more than 10% of the sum of (i) the Total Outstanding hereunder or under such Class or under such Facility, as the case may be, and (ii) the aggregate unused Commitments hereunder or under such Class or under such Facility, as the case may be and (3) if the Lenders included in clauses (1) and (2) above do not represent more than 50% of the relevant Total Outstandings, other Lenders that, together with the Lenders included in clauses (1) and (2) above, have more than 50% of the sum of (i) the Total Outstanding hereunder or under such Class or under such Facility, as the case may be, and (ii) the aggregate unused Commitments hereunder or under such Class or under such Facility, as the case may be.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Cure” has the meaning set forth in Section 8.05(c).

“Specified Equity Contribution” means any cash contribution to the common equity of or a capital contribution to Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Equity Interests.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis”.

“Sponsor” collectively, Snow Phipps Group and each of its Affiliates but excluding any operating portfolio companies of any of the foregoing.

“Sponsor Fund Affiliate” means (i) each Affiliate of the Sponsor that is neither a portfolio company nor a company Controlled by a portfolio company, (ii) PIMCO and each of its Affiliates that is neither a portfolio company nor a company Controlled by a portfolio company, and (iii) each general partner of the Sponsor or PIMCO, as applicable, or any Sponsor Fund Affiliate who is a partner or employee of the Sponsor or PIMCO.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 7.03(e).

“Subordinated Obligations” has the meaning set forth in Section 11.04(b).

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares, securities or other interests having ordinary voting power for the election of directors or other governing body (other than shares, securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person and (b) for so long as the Borrower or any Subsidiary holds any Residual Interest therein, (i) each Securitization Entity and (ii) the Warehouse Facility Entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning set forth in Section 10.23.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Sweep Agreement” means, with respect to any Trust Receipt Account, a “sweep” agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, in their sole discretion, duly executed and delivered by the applicable Person and the bank, the securities intermediary or the commodity intermediary, as the case may be, with which such Trust Receipt Account is maintained, pursuant to which such depository, securities intermediary or commodity intermediary will agree to sweep automatically amounts deposited therein on a daily basis to a deposit account subject to a Control Agreement.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) an Extension.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Extension Request” has the meaning provided in Section 2.14(a).

“Term Loan Extension Series” has the meaning provided in Section 2.14(a).

“Term Loans” means any Initial Term Loan, Delayed Draw Term Loans, Refinancing Term Loan or Extended Term Loan, as the context may require.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters if the applicable date of determination is with respect to a fiscal quarter or twelve consecutive fiscal months if the applicable date of determination is with respect to a fiscal month, of the Borrower for which financial statements have been delivered to the

Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01 or 6.02(a), as applicable.

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsor, Parent, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities and any original issue discount or upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Refinancing, (b) the funding of the Initial Term Loans and the execution and delivery of the Loan Documents entered into on the Closing Date and (c) the payment of Transaction Expenses.

“Treasury Rate” means, for any applicable date of prepayment, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to date of prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of prepayment to the first anniversary of (i) the Closing Date in the case of Initial Term Loans being prepaid or (ii) the date the Delayed Draw Term Loans are advanced in the case of Delayed Draw Term Loans being prepaid; provided, however, that if the period from the date of prepayment to the first anniversary of (i) the Closing Date in the case of Initial Term Loans being prepaid or (ii) the date the Delayed Draw Term Loans are advanced in the case of Delayed Draw Term Loans being prepaid is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of prepayment to the first anniversary of (i) the Closing Date in the case of Initial Term Loans being prepaid and (ii) the date the Delayed Draw Term Loans are advanced in the case of Delayed Draw Term Loans being prepaid is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Treasury Services Agreement” means any agreement between Parent or any Subsidiary and any Cash Management Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Trust Receipt Account” means each deposit, securities, commodity or similar account maintained by any Person in which trust proceeds are deposited in connection with any Permitted Securitization Indebtedness (including, without limitation, the deposit account of the Borrower at Wells Fargo Bank, National Association with the account number ending in 2976).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated financial statements for Holdings and its Subsidiaries (as of such quarter-end) as at the end of March 31, 2020, June 30, 2020 and September 30, 2020.

“Underlying Mortgage” means a mortgage, consolidated mortgage, deed of trust, deed to secure debt, security deed or other security device which is customary and serves the same function as a mortgage under the law and practice in the jurisdiction in which the premises subject to the mortgage are located.

“Underlying Mortgaged Property” means the real property encumbered by an Underlying Mortgage relating to a Mortgage Loan.

“Underlying Obligor” means, with respect to any Mortgage Loan, the Person who is the obligor, maker or mortgagor on such Mortgage Loan and not the guarantor of such Mortgage Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits J-1, J-2, J-3 and J-4 hereto, as applicable.

“Unfunded Pension Liability” of any Pension Plan means the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unrestricted Cash” means, at any time of determination, an amount equal to all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such time to the extent (i) such cash and Cash Equivalents would not appear (or would not be required to appear) as “restricted” on the consolidated balance sheet of the Borrower, (ii) is generally available for use by the Borrower and its Restricted Subsidiaries, (iii) subject to a Control Agreement and (iv) subject to no Liens other than Liens pursuant to Section 7.01(b) in favor of the Collateral Agent.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.12 subsequent to the Closing Date; provided that no Subsidiary may be so designated unless each of its Subsidiaries is, concurrently therewith, so designated pursuant to Section 7.12.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.23.

“VCC Mortgage Securities” means VCC Mortgage Securities, LLC, a Delaware limited liability company.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (a) finance or refinance the purchase, origination or funding by the Borrower or any of its Subsidiaries of, provide funding to the Borrower or any of its Subsidiaries through the transfer of, loans, mortgage related securities and other mortgage-related receivables purchased or originated by the Borrower or any of its Subsidiaries in the ordinary course of business or (b) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Borrower or any of its Subsidiaries, provided that such purchase, origination, pooling, funding, refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Documentation” means the documentation governing the terms of the Warehouse Facility Entity or any Warehouse Indebtedness.

“Warehouse Facility Entity” means VCC Capital Source Financing, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of the Borrower; provided that (a) such Person shall not engage in any business or activity other than the ownership, operation and maintenance of Mortgage Loans acquired by such Person, and activities incidental thereto, (b) such Person shall not own any material assets other than Mortgage Loans acquired by such Person, and such incidental personal property as may be necessary for the operation of the Mortgage Loans, (c) such Person shall not incur any Indebtedness except pursuant to the Warehouse Facility

Documentation to which such Person is a party and (d) 100% of the Equity Interests in such Person shall be held directly by the Borrower.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Warehouse Facility Parameters” means, with respect to any Warehouse Facility, (i) the total commitments thereunder exceed $100,000,000, (ii) drawings thereunder are subject to a minimum advance rate of at least 70%, (iii) the maturity thereof exceeds one year, (iv) other than with respect to the Master Repurchase Agreement, dated as of May 17, 2013 (the “Citibank Warehouse Facility”, between Citibank, N.A., as buyer, and Velocity Commercial Capital, LLC, as seller, as in effect on the Closing Date, such Warehouse Facility does not have any events of default or termination event or other acceleration event determined by the market value of the collateral in such Warehouse Facility, (v) such Warehouse Facility is subject to maintenance covenants requiring a minimum total net worth of at least $100,000,000 and a minimum liquidity of at least $7,500,000, (vi) with respect to interest rates applicable thereto, the margin component paid above any cost of funds component shall not exceed 5.00% and (vii) such  Warehouse Facility shall not constitute an obligation (including any obligation pursuant to a Guarantee (other than any Guarantee of Holdings that is reasonable and customary and consistent with past practices of the Borrower and its Restricted Subsidiaries), but excluding any obligation pursuant to a Credit Enhancement Agreement) of any Loan Party, any Restricted Subsidiary or any Securitization Entity or any assets of any Loan Party, any Restricted Subsidiary or any Securitization Entity (other than the Person that is the seller or the borrower, as applicable, under the Warehouse Facility Documentation under the applicable Warehouse Facilities, including any Warehouse Facility Entity).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Year 1 Prepayment Premium” means (a) 100% of the aggregate principal amount of such Term Loans prepaid, repaid or required to be assigned in the case of repayments of the principal amount of the Term Loan in connection with the Net Proceeds arising from Dispositions of Pre-Closing Securitization Assets or Post-Closing Securitization Assets pursuant to Section 2.05(b)(ii) from and after the Closing Date but prior to the first anniversary of the date such Term Loans are advanced and, in the case of all other prepayments and repayments, (b) the sum of (i) the Make-Whole Amount and (ii) 103% of the aggregate principal amount of such Term Loans prepaid, repaid or required to be assigned, in the case of each clauses (a) and (b), if such prepayment, repayment or required assignment occurs prior to the first anniversary of the date such Term Loans are advanced.

“Year 2 Prepayment Premium” means (a) 100% in the case of repayments of the principal amount of the Term Loan in connection with the Net Proceeds arising from Dispositions of Pre-Closing Securitization Assets or Post-Closing Securitization Assets pursuant to Section 2.05(b)(ii) from and after the first anniversary of the Closing Date but prior to the second anniversary of the date such Term Loans are advanced and, in the case of all other prepayments and repayments, (b) 103%, in the case of each clauses (a) and (b), of the aggregate principal amount of such Term Loans prepaid, repaid or required to be assigned if such prepayment, repayment or required assignment occurs on or after the first anniversary of the date such Term Loans are advanced but prior to the second anniversary of such date.

“Year 3 Prepayment Premium” means (a) 100% in the case of repayments of the principal amount of the Term Loan in connection with the Net Proceeds arising from Dispositions of Pre-Closing Securitization Assets or Post-Closing Securitization Assets pursuant to Section 2.05(b)(ii) from and after the first anniversary of the Closing Date but prior to the second anniversary of the date such Term Loans are advanced and, in the case of all other prepayments and repayments, (b) 101.5% of the aggregate principal amount of such Term Loans prepaid, repaid or required to be assigned if such prepayment, repayment or required assignment occurs on or after the second anniversary of the date such Term Loans are advanced but prior to the third anniversary of such date.

SECTION 1.02  Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)The term “including” is by way of example and not limitation.

(e)The term “or” is inclusive.

(f)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

(j)In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(A)determining compliance with any provision of this Agreement which requires the calculation of Consolidated Tangible Net Worth or the Net Leverage Ratio; or

(B)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Borrower or the Person subject to such

Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and the use of proceeds thereof).

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (j), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(k)For purposes of determining whether Holdings, the Borrower and its Restricted Subsidiaries, as applicable, comply with any exception to Article VII (other than the financial covenants in Section 7.10) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Holdings, the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

SECTION 1.03  Accounting Terms

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, Consolidated Tangible Net Worth and the Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04  Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05  References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06  Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07  Timing of Payment or Performance

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08  Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.09  LIBOR Rate Successor

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent as directed by the Required Lenders, in consultation with the Borrower, determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)syndicated loans then currently being executed, or that include language similar to that contained in this Section 1.09, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent at the direction of the Required Lenders or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent at the direction of the Required Lenders and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m., New York City time on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, in no event shall the LIBOR Successor Rate be less than 1.00% for purposes of this Agreement.

ARTICLE II
The Commitments and Credit Extensions

SECTION 2.01  The Loans

Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make one term loan denominated in Dollars to the Borrower on the Closing Date in an aggregate amount not to exceed the amount of such Term Lender’s Initial Term Commitment. Subject to the terms and conditions set forth herein, each Term Lender with a Delayed Draw Term Commitment severally agrees to make one term loan denominated in Dollars to the Borrower during the Delayed Draw Availability Period in an aggregate amount not to exceed the amount of such Term Lender’s Delayed Draw Term Commitment. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02  Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written or emailed notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of or conversion to Base Rate Loans; provided that the notice referred to in sub-clause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of initial Credit Extensions made on the Closing Date. Each notice by the Borrower pursuant to this Section 2.02(a) must be substantially in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $250,000, in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and the Class thereof, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if applicable, wire instructions and account information for the Borrower. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of the proceeds of all such Loans, the Administrative Agent shall make all funds so received available to the Borrower in like funds by wire transfer in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any one time.

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03  [Reserved].

SECTION 2.04  [Reserved].

SECTION 2.05  Prepayments

(a)Optional. (i) The Borrower may, upon, subject to clause (iii) below, irrevocable written notice to the Administrative Agent, at any time or from time to time voluntarily prepay

Term Loans in whole or in part without premium or penalty (subject to Section 2.05(a)(iii)); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) (subject to the requirements of Sections 2.13 and 2.14) and Type(s) of Loans and the order of Borrowing(s) to be repaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of Term Loans pursuant to this Section 2.05(a)(i), (x) each such prepayment shall be applied ratably to each Class of Term Loans then outstanding, (y) with respect to each Class of Term Loans, each such prepayment shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07 in direct order of maturity, and (z) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(i)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(ii)In the event that, prior to the third anniversary of the Closing Date, the Borrower (a) prepays or repays any Term Loans, whether (1) voluntarily pursuant to Section 2.05(a)(i) (whether in whole or in part and to the extent permitted) or (2) mandatorily pursuant to Section 2.05(b)(iii), and including any prepayment or repayment of any Term Loans after the acceleration of such Term Loans (including, without limitation, an acceleration pursuant to Section 8.02), or (b) requires any Lender to assign any Term Loans pursuant to Section 3.07, such prepayments, repayments or required assignments shall be made at (x) the Year 1 Prepayment Premium; (y) the Year 2 Prepayment Premium and (z) the Year 3 Prepayment Premium, as applicable; provided, that, for the avoidance of doubt, on or after the third anniversary of the date such Term Loans are advanced, no Prepayment Premium shall apply. Such amounts shall be due and payable on the date of such prepayment, repayment or required assignment. Any Prepayment Premium payable in accordance with this Section 2.05(a)(iii) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the applicable prepayment, repayment or required assignment, and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Loan Parties expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(a)(iii), (E) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Loans, and (F) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment, repayment or required assignment.

(b)Mandatory. (i) Within five (5) Business Days after financial statements are required to have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2021) and the related Compliance Certificate is required to be delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid in accordance with clause (vii) below, an aggregate principal amount of Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due and, in the case of the fiscal year ending December 31, 2021, all voluntary prepayments of Term Loans made during the fiscal year ending December 31, 2020, (x) to the extent such prepayments are funded with internally generated cash and (y) excluding any such voluntary prepayments made during such fiscal year that reduced the amount required to be prepaid pursuant to this Section 2.05(b)(i) in the prior fiscal year.

(i)If (x) the Borrower or any Restricted Subsidiary Disposes of any property pursuant to Section 7.05(d), (h) or (n)(F), or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or any Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (vii) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to (A) 100% of all Net Proceeds received (other than in the case of Dispositions of Post-Closing Securitization Assets), (B) 100% of all Net Proceeds received in connection with the Disposition of Post-Closing Securitization Assets if (x) a Default or Event of Default shall have occurred and is continuing or would result therefrom, (y) the Net Leverage Ratio, on a Pro Forma Basis giving effect thereto as if such Disposition had been made at the end of the Test Period most recently-ended, would be greater than or equal to 4.50 to 1.00 or (z) the Liquid Collateral Coverage Ratio at the time of receipt of such Net Proceeds is less than 0.90 to 1.00 on a Pro Forma Basis, (C) 50% of all Net Proceeds received in connection with the Disposition of Post-Closing Securitization Assets so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (y) the Net Leverage Ratio, on a Pro Forma Basis giving effect thereto as if such Disposition had been made at the end of the Test Period most recently-ended, would be less than 4.50 to 1.00 and (z) the Liquid Collateral Coverage Ratio at the time of receipt of such Net Proceeds is greater than or equal to 0.90 to 1.00 but less than or equal to 1.20 to 1.00 on a Pro Forma Basis and (D) 0% of all Net Proceeds received in connection with the Disposition of Post-Closing Securitization Assets so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (y) the Net Leverage Ratio, on a Pro Forma Basis giving effect thereto as if such Disposition had been made at the end of the Test Period most recently-ended, would be less than 4.50 to 1.00 and (z) the Liquid Collateral Coverage Ratio at the time of receipt of such Net Proceeds is greater than 1.20 to 1.00 on a Pro Forma Basis; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further that (A) the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof, and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(ii)If Holdings, the Borrower or any Restricted Subsidiary (A) incurs Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness, or (B) incurs any Indebtedness after the Closing Date that is not otherwise permitted under Section 7.03 or 7.13, or (C) issues or sells any Equity Interests in connection with a Designated Equity Contribution, or otherwise receives any Net Proceeds in respect thereof, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom, together with the applicable Prepayment Premium, on or prior to the date which is five (5) Business Days after the receipt by Holdings, the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iii)Except with respect to Loans incurred in connection with any Refinancing Amendment, or Term Loan Extension Request, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding; provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt; (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07 in direct order of maturity; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(iv)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii) or (iii) of this Section 2.05(b) (in each case, specifying the clause of this Section 2.05(b) under which such prepayment is required) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(v)Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with all accrued interest thereon and, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into an account in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent at the written direction of the Required Lenders shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(vi)Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b)(i), (ii) or (iii), (A) the Borrower will, not later than the date specified in Section 2.05(b)(v) for offering to make such prepayment, give the Administrative Agent written or emailed notice requesting that the Administrative Agent provide notice of such offer of prepayment to each Lender of Term Loans, (B) the Administrative Agent shall provide notice of such offer of prepayment to each Lender of Term Loans, (C) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower no later than two (2) Business Days prior to the date of such prepayment (any Lender that does not so notify the Administrative Agent within the aforementioned timeframe shall be deemed to have accepted such prepayment) (and the Borrower shall not prepay any Term Loans of such refusing Lender on the date that is specified in clause (D) below), (D) the Borrower will make all such prepayments not so refused on the fourth Business Day after delivery of (and, in any event, after the deadline for the delivery of) notice by the Borrower pursuant to Section 2.05(b)(v) and (E) any prepayment refused by

Lenders of Term Loans (such refused amounts, the “Declined Proceeds”) may be retained by the Borrower.

(vii)In connection with any mandatory prepayments by the Borrower of the Term Loans of any Class pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of such Class being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders of such Class exercise the right to refuse a given mandatory prepayment of the Term Loans of such Class pursuant to Section 2.05(b)(vii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans of such Class that are Base Rate Loans to the full extent thereof before application to Term Loans of such Class that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

SECTION 2.06  Termination or Reduction of Commitments

The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by it on the Closing Date. The Delayed Draw Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the earlier of (a) the funding of all Delayed Draw Term Loans to be made by it and (b) the day immediately following the last day of the Delayed Draw Availability Period.

SECTION 2.07  Repayment of Loans

(a)The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of March 2021, June 2021, September 2021 and December 2021, an aggregate principal amount equal to 0.625% (2.50% per annum) of the Amortizing Amount, (ii) on the last Business Day of each March, June, September and December thereafter, an aggregate principal amount equal to 1.25% (5.00% per annum) of the Amortizing Amount, and (iii) on the Maturity Date for the Initial Term Loans and the Delayed Draw Term Loans, the aggregate principal amount of all Initial Term Loans and Delayed Draw Term Loans outstanding on such date; provided that payments required by this Section 2.07 shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05. In the event any Refinancing Term Loans or Extended Term Loans are made, such Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

SECTION 2.08  Interest and Fees.

(a)Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)During the continuance of a Default under Section 8.01(a), (f) or (g) or Section 8.01(b) as a result of a failure to perform or observe Section 7.10, the Borrower shall pay interest on amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)The Borrower shall pay to the Administrative Agent for the account of each Term Lender with a Delayed Draw Commitment in accordance with its pro rata share thereof, a commitment fee equal to 0.75% per annum multiplied by the aggregate outstanding Delayed Draw Term Commitments.  The commitment fee shall accrue at all times during the Delayed Draw Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Delayed Draw Availability Period.

SECTION 2.09  Computation of Interest and Fees

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10  Evidence of Indebtedness

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury regulation Section 5f.103-1(c) and proposed United States Treasury regulation section 1.163-5, as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which, to the extent reflected in the Register, shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)The failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or the account or accounts maintained pursuant to this Section 2.10 shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.11  Payments Generally

(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon, New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York City time, may in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b)Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the

Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Refinancing Amendment or Extension Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.12  Sharing of Payments

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase at par from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.13  Refinancing Amendments

(a)On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.13 (each, an “Additional Refinancing Lender”) (provided that

(i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Refinancing Lender, (ii) any Affiliated Lender providing any Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement, in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.13 or otherwise, the Refinancing Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Refinancing Amendment.

(b)The terms, provisions and documentation of the Refinancing Term Loans or Refinancing Term Commitments, as the case may be, of any Class shall be subject to the limitations set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

(c)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent or the Required Lenders, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Required Lenders, and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent or the Required Lenders in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(d)Each issuance of Refinancing Term Loans under Section 2.13(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(e)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Required Lenders and the Borrower, to effect the provisions of this Section 2.13, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.14  Extension of Term Loans

(a)Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the principal amount of Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) (such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans, the Borrower shall provide a written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) subject to clause (C) in the proviso below, all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) subject to clause (E) in the proviso below, the Applicable Rate with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) the All-In Yield applicable to such Extended Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Existing Term Loan Tranche unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the Existing Term Loan Tranche is increased or fees with respect to the Existing Term Loan Tranche are paid so as to cause the then applicable All-In Yield on such Existing Term Loan Tranche to equal the

All-In Yield then applicable to such Extended Term Loans; provided that any increase in All-In Yield to any Existing Term Loan Tranche due to the application of a Eurocurrency or Base Rate floor on any Extended Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency or Base Rate floor applicable to such Existing Term Loan Tranche, (F) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (G) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.14 shall be in an aggregate principal amount that is not less than [10,000,000.

(b)Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Required Lenders, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c)Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent or the Required Lenders, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date, other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the Required Lenders, and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent or the Required Lenders in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Required Lenders and the Borrower, to effect the provisions of this Section 2.14, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d)No conversion of Loans pursuant to any Extension in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III
Taxes, Increased Costs Protection and Illegality

SECTION 3.01  Taxes

(a)Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings (including backup withholding) or other charges imposed by any Governmental Authority, including interest, penalties and additions to tax applicable thereto (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding any such Taxes that are Other Connection Taxes imposed with respect to an Assignment and Assumption (other than pursuant to Section 3.07), (the Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)The Borrower and each Guarantor agrees to indemnify each Agent and each Lender within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Agent or such Lender or required to be withheld or deducted from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to complete, execute or submit any form or other documentation pursuant to this clause (d) that such Lender is not legally able to deliver or if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement two copies of properly completed and duly signed Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or about the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)two copies of properly completed and duly signed Internal Revenue Service Form W-8ECI (or any successor forms),

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate and (b) two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form),

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership for United States federal income tax purposes or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership for United States federal income tax purposes, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner), or

(E)copies of any other executed form and in such number as prescribed by applicable U.S. federal income tax laws (including the United States Treasury regulations) and reasonably requested by the Borrower or the Administrative Agent as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or reduction required to be made.

(i)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), then each such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(e)If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or such Guarantor (but only to the extent of indemnification or additional amounts paid by the Borrower or such Guarantor under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding the foregoing, in no event will the indemnified Lender or Agent be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(f)Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and, with respect to any other fees it is to receive, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY accompanied by all required supporting certificates and documentation.

(g)As soon as practicable after any payment of Taxes by the Borrower or each Guarantor to a Governmental Authority pursuant to this Section 3.01, the Borrower or Guarantor, as applicable, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(f) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate prepared in good faith as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(h).

(i)Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02  Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, result in any unreimbursed cost or expense or be otherwise be materially disadvantageous to such Lender.

SECTION 3.03  Inability to Determine Rates

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04  Increased Cost and Reduced Return; Capital Adequacy and Liquidity; Reserves on Eurocurrency Rate Loans

(a)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law applicable to such Lender, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender (including subjecting any Lender to any Taxes) of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, Connection Income Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (x)(ii) through (x)(iv) thereof or (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b)If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office or any holding company controlling such Lender) therewith, has the effect of reducing the rate of return on the capital of such Lender or any holding company controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.04 or if the Borrower or a Guarantor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01 or Section 3.04(a), (b), (c) or (d).

SECTION 3.05  Funding Losses

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan or any assignment of any Eurocurrency Rate Loan pursuant to Section 3.07, in each case on a day other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower, but subject to the Borrower’s ability to rescind contingent prepayment notices under Section 2.05(a)(ii) and to cash collateralize prepayments under Section 2.05(b)(vi);

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06  Matters Applicable to All Requests for Compensation

(a)Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans, shall be suspended pursuant to Sections 3.02, 3.03 or 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.02, 3.03 or 3.06(b) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07  Replacement of Lenders under Certain Circumstances

(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes or Other Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes or Other Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable

Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (ii)), as the case may be, and in the case of a Lender, repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii).

(b)Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned (including the applicable Prepayment Premium) shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

(c)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08  Survival

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and the repayment, satisfaction or discharge in full of all other Obligations.

ARTICLE IV
Conditions Precedent to Credit Extensions

SECTION 4.01  Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies communicated by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and their legal counsel:

(i)a Committed Loan Notice in accordance with the requirements hereof;

(ii)executed counterparts of this Agreement and the Fee Letter;

(iii)each Collateral Document set forth on Schedule 1.01C required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A)certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank, instruments evidencing the Pledged Debt indorsed in blank and certificates, if any, or instruments, as applicable, representing the Residual Interests accompanied by undated stock powers or other instruments of transfer executed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(B)evidence that all other actions, recordings and filings required by the Collateral Documents that the Administrative Agent at the written direction of the Required Lenders may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Lenders;

(iv)such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party dated no earlier than ten (10) days prior to the Closing Date, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or the Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v)an opinion from each of (i) Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, and (ii) the General Counsel of the Borrower;

(vi)a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of Holdings (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D;

(vii)a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, with respect to the matters set forth in Sections 4.01(c), (d), (e) and (f); and

(viii)copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent or the Required Lenders with respect to the Loan Parties.

(b)All fees and expenses due to the Lenders, the Lead Arranger and their respective Affiliates required to be paid on the Closing Date pursuant to the Fee Letter and (in the case of expenses) invoiced at least three (3) Business Day before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

(c)As of the Closing Date, the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, as applicable, in all respects) on and as of such earlier date.

(d)Since December 31, 2019, no Material Adverse Effect shall have occurred.

(e)As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extensions that would constitute a Default or an Event of Default.

(f)As of the Closing Date, there does not exist any order, injunction or decree of any Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(g)The Borrower shall have complied with each Financing Source Diversification Requirement measured as of the Closing Date.

(h)The Administrative Agent shall have received evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Transactions have been duly obtained and are in full force and effect.

(i)The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(j)The Administrative Agent shall have received (i) at least three (3) Business Days prior to the Closing Date (or such later date as the Administrative Agent shall reasonably agree) all documentation (including an executed Form W-9) and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date and (ii) at least three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower for each Lender that so requests (which request is made through the Administrative Agent on a standard form for all such Lenders); provided the Borrower has received a list of each such Lender and its electronic delivery requirements at least five (5) Business Days prior to the Closing Date (it being agreed that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause shall be deemed to be satisfied with respect to such Lender).

(k)Substantially contemporaneously with the initial funding of Loans on the Closing Date, the Refinancing shall be consummated and the Administrative Agent shall have received reasonably satisfactory evidence thereof, including without limitation, the receipt of a satisfactory payoff letter and termination and release statements.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02  Conditions to Delayed Draw Term Loans

The obligation of each Lender to honor any Request for Credit Extension in respect of a Delayed Draw Term Loan is subject to the following additional condition precedent:

(i)The Borrower shall have incurred (a) at least three (3) Warehouse Facilities that do not have any events of default or termination event or other acceleration event determined by the market value of the collateral in such Warehouse Facility and (b) the Citibank Warehouse Facility, and shall have satisfied each other Financing Source Diversification Requirement measured as of the date such Request for Credit Extension is submitted; provided that the Borrower shall have complied with the requirements of clause (y) of the definition thereof without regard to the six (6) month period contemplated therein.

SECTION 4.03  Conditions to All Credit Extensions after the Closing Date

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(i)The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, as applicable, in all respects) as of such earlier date.

(ii)No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.03(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
Representations and Warranties

The Borrower, Holdings (as applicable) and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension that:

SECTION 5.01  Existence, Qualification and Power; Compliance with Laws

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Loan Parties), (b)(i) (other than with respect to the Loan Parties), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02  Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x)(1) any Warehouse Facility Documentation, any Securitization Facility Documentation or the Organizational Documents of VCC Mortgage Securities or (2) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x)(2), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03  Governmental Authorization; Other Consents

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04  Binding Effect

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 5.05  Financial Statements; No Material Adverse Effect

(a)(i)The Audited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

(i)The Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except for normal year-end audit adjustments and absence of footnotes.

(b)The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)As of the Closing Date, none of the Borrower and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06  Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07  Compliance with Laws

None of Holdings, the Borrower or any of the Restricted Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable Law or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08  Ownership of Property; Liens

(a)The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all material properties and assets and all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens, except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)As of the Closing Date, Schedule 6 to the Perfection Certificate dated the Closing Date contain a true and complete list of each Material Real Property, including REO Assets, owned by the Borrower and the Subsidiaries as of the Closing Date.

SECTION 5.09  Environmental Matters

Except as specifically disclosed in Schedule 5.09 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)Each Loan Party and its properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining compliance with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned or leased by any of the Loan Parties, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower incurring liability under Environmental Laws; and

(d)there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned or leased by any of the Loan Parties or to the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower incurring liability under Environmental Laws.

SECTION 5.10  Taxes

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties or their Restricted Subsidiaries that would, if made, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11  ERISA Compliance

(a)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b)(i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12  Subsidiaries; Equity Interests

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any material Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Section 1(a) of, and Schedule 4 to, the Perfection Certificate (a) set forth the name and jurisdiction of each Loan Party and (b) set forth the ownership interest of the Borrower and any other Guarantor in each Subsidiary, including the percentage of such ownership.

SECTION 5.13  Margin Regulations; Investment Company Act

(a)The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the FRB.

(b)None of Holdings, the Borrower or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14  Disclosure

To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15  Labor Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect as of the Closing Date: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.16  Insurance

Schedule 5.16 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower and its Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and its Restricted Subsidiaries is adequate.

SECTION 5.17  Intellectual Property; Licenses, Etc.

(a)The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)As of the Closing Date, all registrations listed in Schedule 7 to the Perfection Certificate are subsisting and unexpired, except, in each case, to the extent failure of such registrations to be subsisting and unexpired could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.18  Solvency

On the Closing Date, after giving effect to the Transactions, Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.19  Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions

Each of Holdings, the Borrower and their respective Subsidiaries, and the respective officers and directors and, to the knowledge of Holdings and the Borrower, employees and agents of Holdings, the Borrower and their respective Subsidiaries, are in compliance with (a) applicable Anti-Corruption Laws and applicable Sanctions in all material respects and (b) applicable Anti-Money Laundering Laws in all material respects. None of Holdings, the Borrower or any Subsidiary, or any of their respective officers or directors or, to the knowledge of Holdings and the Borrower, employees or agents (i) is a Sanctioned Person or (ii) has engaged in the past five (5) years in any unlawful dealings with, involving or for the purpose of benefitting any Sanctioned Person. Proceeds of any Loan applied in furtherance of the Transactions or otherwise as set forth herein will not be used in any manner (A) in violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, or (B) that would constitute a violation of any Sanctions by any Person, including any Lender.  Each of Holdings, the Borrower and their respective Subsidiaries has implemented and maintains and enforces policies and procedures designed to promote and achieve compliance with applicable Anti-Money Laundering Laws.

SECTION 5.20  Security Documents

(a)Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11, 6.13 and 6.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the applicable filing offices in the jurisdictions specified on Schedule 1(a) to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.

(b)PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (in each case, as defined in the Security Agreement) issued, registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(c)Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are filed in the offices specified on Schedule 6 to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11, 6.13 and 6.14, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11, 6.13 and 6.14), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by hereunder.

Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

SECTION 5.21  Use of Proceeds

The Borrower will use the proceeds of the Loans only for the purposes specified in Section 6.16.

SECTION 5.22  Credit Policy

To the Borrower’s best knowledge, each Mortgage Loan originated by the Borrower or any of its Restricted Subsidiaries has conformed in all material respects to such Person’s Credit Policy at such time.

SECTION 5.23 Servicing Agreements

To the Borrower’s best knowledge, any Person acting as servicer with respect to any mortgage Loan has complied in all material respects with, (i) all obligations as the servicer under each of the Servicing Agreements and (ii) all generally accepted servicing customs and practices of the mortgage servicing industry.

ARTICLE VI
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or any other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, the Borrower (and in the case of Sections 6.01, 6.05, 6.11, 6.13 and 6.14, Holdings) shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03 (and, in the case of any Securitization Entity or the Warehouse Facility Entity, the covenants set forth in Sections 6.07, 6.11, 6.13 and 6.14)) cause each of its Restricted Subsidiaries to:

SECTION 6.01  Financial Statements

(a)Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred twenty (120) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern exception or explanatory note resulting solely from (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary;

(b)Deliver to the Administrative Agent for prompt further distribution to each Lender, within sixty (60) days after the end of each fiscal quarter of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such fiscal quarter and in comparative format to the figures for the corresponding fiscal quarter of the previous fiscal year and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings, as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

The obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of the Borrower) or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating balance sheet and statement of income information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern exception or explanatory note resulting solely from (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto, on the website on the Internet at Holdings’ or the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent (including at the written direction of the Required Lenders), the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02  Certificates; Other Information

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)(i) No later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, (ii) within thirty (30) days following each fiscal month of Holdings during a Monthly Reporting Trigger Period, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower attaching Monthly Financial Statements in respect thereof, and (iii) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower demonstrating compliance with the requirements of Section 7.10(b) during such fiscal quarter of Holdings;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)promptly after the furnishing thereof, copies of any material requests, material notices (including, but not limited to, notices of default) furnished by any holder of Indebtedness of any Loan Party or any of its Restricted Subsidiaries to any Loan Party or any of its Restricted Subsidiaries (other than in the ordinary course of business), and copies of any amendments, waivers, forbearances, material statements or material reports furnished by any Loan Party or any of its Restricted Subsidiaries to any holder of Indebtedness of any Loan Party or of any of its Restricted Subsidiaries, in each case in a principal amount in excess of the Threshold Amount, in each case, not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment (or reinvestment of Net Proceeds) under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and, if applicable, as an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e)promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(f)(i) promptly following the distribution thereof, a copy of each monthly report and each non-ordinary course reports of the trustee in respect of each Securitization to which VCC Mortgage Securities or any other Securitization Depositor Entity is a party, and (ii)  promptly following the request by the Administrative Agent or the Required Lenders, any such related documents in respect of the reports referred to in clause (i), and in the case of clauses (i) or (ii), to the extent actually provided by the applicable trustee; and

(g)promptly following the distribution thereof, a copy of each monthly remittance report furnished by the primary servicer in respect of each Securitization to which VCC Mortgage Securities or any other Securitization Depositor Entity is a party.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public Lenders. The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only Public Side Information. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Side Information.

SECTION 6.03  Notices

Except as otherwise noted below, promptly after a Responsible Officer the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent (who shall promptly notify each Lender) in writing of:

(a)the occurrence of any Default;

(b)the occurrence of (i) any default under any Securitization Facility Documentation or Warehouse Facility Documentation, (ii) any event that would permit the holder or holders (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) of any Warehouse Indebtedness to, with the giving of notice if required, exercise rights and remedies with respect to any property or asset of any Loan Party or any of its Restricted Subsidiaries that is subject to such Warehouse Indebtedness (including selling, or giving credit to any Loan Party or any of its Restricted Subsidiaries for, any such property or asset) or (iii) any event that would reasonably be expected to result in any event described in clauses (i) and (ii) of this clause (b);

(c)any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(d)the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity, by or before any Governmental Authority, (i) against the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(e)the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(f)following the Closing Date, entering into any new Warehouse Facility, together with all information reasonably requested by the Administrative Agent or the Required Lenders; and

(g)within thirty (30) days following a fiscal month of Holdings in which a Monthly Reporting Trigger Event has occurred, the occurrence of such Monthly Reporting Trigger Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04  Payment of Taxes

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes, except to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest or the failure to pay or discharge the same in any fiscal year (with no carryover to any succeeding fiscal year) would not reasonably be expected to exceed $1,500,000.

SECTION 6.05  Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.

SECTION 6.06  Maintenance of Properties

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material assets, properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted. All of the material intellectual property and any other assets material to the operation of the business of the Loan Parties as in existence on the Closing Date shall be owned by, maintained, preserved and protected by the Loan Parties.

SECTION 6.07  Maintenance of Insurance

(a)Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)Requirements of Insurance. Subject to clause (g) of the definition of Collateral and Guarantee Requirement, all such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or lender loss payee (in the case of property or casualty insurance), as applicable.

(c)Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any “buildings” (as defined in the Flood Insurance Laws) located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws.

SECTION 6.08  Compliance with Laws

(a)Comply in all material respects with the requirements of applicable Anti-Corruption Laws and applicable Anti-Money Laundering Laws.

(b)Except as described in (a) above, comply with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.09  Books and Records

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10  Inspection Rights

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent at written the direction of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or Contractual Obligation (not entered into in contemplation hereof), and the obligations of the Borrower and the Restricted Subsidiaries under this Section 6.10 shall be subject to reasonable requirements of confidentiality.

SECTION 6.11  Additional Collateral; Additional Guarantors

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary) of Parent or the Borrower or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary:

(i)within sixty (60) days after such formation, acquisition or cessation (or such later date as the Required Lenders may agree), or such longer period as the Required Lenders may agree in writing in their discretion:

(A)cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is required to be a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)if reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders, within forty-five (45) days after such request (or such longer period as the Administrative Agent or the Required Lenders may agree in writing in its and their discretion), deliver to the Administrative Agent a signed copy of a customary opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent and the Required Lenders as to such matters set forth in this Section 6.11(a);

(iii)as promptly as practicable after the request therefor by the Administrative Agent, Collateral Agent or Required Lenders, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower;

provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv)if reasonably requested by the Administrative Agent, the Collateral Agent or the Required Lenders, within sixty (60) days after such request (or such longer period as the Administrative Agent or the Required Lenders, as applicable, may agree in writing in its and their discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (i), (ii) or (iii) or clause (b) below.

(b)Not later than one hundred twenty (120) days after the acquisition by any Loan Party of any Material Real Property (or such longer period as the Required Lenders may agree in writing their discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

SECTION 6.12  Compliance with Environmental Laws

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

SECTION 6.13  Further Assurances

Promptly upon reasonable request by the Administrative Agent as directed by the Required Lenders in writing (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor

Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.  No Loan Party may change any sweep instruction set forth in any Sweep Agreement without the prior consent of the Collateral Agent at the written direction of the Required Lenders.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, deposit all payments in respect of the Residual Interests into a deposit account of the Borrower or a wholly owned Subsidiary Guarantor that is subject to a Control Agreement as Collateral to secure the Obligations until otherwise applied in a manner not prohibited by this Agreement or the applicable Control Agreement (it being understood that nothing in this sentence shall require the Borrower to cause any Securitization Issuer Entity or Warehouse Facility Entity to make any payments in respect of the Residual Interests).  If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 6.14  Post-Closing Matters.

Within the time periods set forth in Schedule 6.14, or within such longer period or periods that the Required Lenders may agree in writing in their sole discretion may permit, the Borrower and the Restricted Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth on Schedule 6.14.

SECTION 6.15  Changes in Fiscal Year.

In respect of the Borrower, not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent at the written direction of the Required Lenders, in which case, the Borrower and the Administrative Agent at the written direction of the Required Lenders will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.16  Use of Proceeds.

(a)The proceeds of the Term Loans shall be used for the (a) Refinancing, (b) general corporate purposes, (c) the purchase, origination or funding by the Borrower or any of its Restricted Subsidiaries of, loans, mortgage related securities and other mortgage-related receivables in the ordinary course of business, and (d) the payment of Transaction Expenses.

(b)The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that Holdings and its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing (i) in any manner in violation of any applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws, or (ii) in any manner that would constitute a violation of any applicable Sanctions by any party hereto, including any Lender.

SECTION 6.17  Discussions with Management.

The Borrower and its Restricted Subsidiaries shall make members of its and their management and other employees available to discuss the business, finances and affairs of the Borrower and its Restricted Subsidiaries with the Administrative Agent and each Lender (or their designees), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such meetings during the continuation of an Event of Default, only the Administrative Agent (at the written direction of the Required Lenders) may exercise such rights under this Section 6.17 and the Administrative Agent shall not exercise such rights more often than once per Fiscal Quarter, which meetings shall not be required to be in person; provided further that when an Event of Default exists or during a Monthly Reporting Trigger Period, the Administrative Agent or any Lender (or any of their respective designees) may require such management meetings at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.17, (i) none of the Borrower nor any Restricted Subsidiary shall be required to disclose or discuss of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) is prohibited by Law or Contractual Obligation (not entered into in contemplation hereof), and (ii) the obligations of the Borrower and the Restricted Subsidiaries under this Section 6.17 (x) shall be subject to reasonable requirements of confidentiality and (y) shall not apply with respect to any information or access the disclosure of which the Borrower reasonably determines (based on the advice of counsel, including the Borrower’s internal counsel) could cause the Borrower to waive any attorney-client privilege (provided that the Borrower shall reasonably cooperate in seeking alternative means (including through entering into a common interest agreement or such other means to allow disclosure but not waive attorney-client privilege) whereby such information will be disclosed without violating any such agreement or waiving such attorney-client privilege).

SECTION 6.18  Maintenance of Company Separateness.

(a)The Borrower will cause each Warehouse Facility Entity and each Securitization Entity to satisfy in all material respects each applicable covenant in any Warehouse Facility Documentation or Securitization Facility Documentation.  Neither the Borrower nor any of the Restricted Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the separate legal existence of any Warehouse Facility Entity or Securitization Entity being ignored, or in the assets and liabilities of any Warehouse Facility Entity or Securitization Entity being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

(b)Any Warehouse Indebtedness incurred by the Borrower or any Restricted Subsidiary shall constitute Permitted Warehouse Indebtedness. Any Securitization Indebtedness incurred by the Borrower or any Restricted Subsidiary shall constitute Permitted Securitization Indebtedness.

SECTION 6.19 Proceeds of Securitizations

(a)The Borrower shall cause VCC Mortgage Securities and any other Securitization Depositor Entity to at all times cause each trustee, under and in respect of each Securitization to which VCC Mortgage Securities or any other Securitization Depositor Entity is a party to cause all proceeds in respect of the retained portion of such Securitizations to be promptly deposited into a deposit account subject to a Control Agreement.

(b)The Borrower shall cause VCC Mortgage Securities to make all distributions in respect of the Equity Interests held by it into a deposit account subject to a Control Agreement immediately upon any such distribution, to the maximum extent permitted by applicable Law and its organizational documents.

ARTICLE VII
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

SECTION 7.01  Liens

Neither the Borrower nor the Restricted Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens on property or assets of the Borrower and the Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.01 and Liens in connection with a Permitted Refinancing of Indebtedness secured by such property or assets arising after the Closing Date on any property or asset that substitutes or replaces the property or asset that is the subject of Liens existing on the Closing Date and set forth on Schedule 7.01;

(b)any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)any Lien on any property or asset of the Borrower or any Restricted Subsidiary securing Indebtedness permitted by Section 7.03(h) or any Permitted Refinancing thereof, provided that (i) such Lien does not apply to any other property or assets of the Borrower or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing a Permitted Refinancing, such Lien is permitted in accordance with clause (d)(ii) of the definition of the term “Permitted Refinancing”;

(d)Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 6.04;

(e)Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith but excluding any Lien imposed by ERISA) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)(i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g)deposits or Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, trade contracts, government contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would reasonably expected to result in a Material Adverse Effect;

(i)purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 7.03(i) (including any Permitted Refinancing in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)Liens arising out of capitalized lease transactions permitted under Section 7.04, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)Liens securing judgments that do not constitute an Event of Default under Section 8.01(h);

(l)other Liens with respect to property or assets of the Borrower or any Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $5,000,000; provided that Liens permitted by this paragraph (l) shall not secure Indebtedness;

(m)Liens disclosed by the title insurance policies (that were not granted in contemplation of this Agreement) and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n)Liens in respect of Securitization Assets, REO Assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness;

(o)any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(p)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r)Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.03(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s)licenses of intellectual property granted in the ordinary course of business;

(t)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)[reserved];

(v)Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of the Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w)Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x)Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(y)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financing arrangements in the ordinary course of business and in an aggregate principal amount not to exceed 2.00% of Consolidated Total Assets, provided that such Liens are limited to the applicable unearned insurance premiums;

(z)Liens on the Collateral securing obligations in respect of cash management obligations and Swap Obligations and related transactions in the ordinary course of business;

(aa)[reserved];

(bb)[reserved];

(cc)Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing permitted under Section 7.03(v); provided that, in each case, to the extent applicable, (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to the Junior Lien Intercreditor Agreement;

(dd)[reserved];

(ee)Liens on cash or Cash Equivalents in an amount of up to $3,000,000 in support of the Borrower’s obligations under any letter of credit facility;

(ff)[reserved];

(gg)Liens securing Permitted Warehouse Indebtedness; and

(hh)Liens on REO Assets that secure obligations owed to third parties, provided that such Liens existed prior to, and were not imposed in contemplation of transfer of, such REO Assets to the Borrower or its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained herein, no Liens shall be permitted to exist, directly or indirectly, on (i) Pledged Equity or Residual Interests, other than Liens in favor of the Collateral Agent and Liens permitted by Section 7.01(d), (e) or (cc) (and, in the case of Equity Interests in the Warehouse Facility Entity, Liens securing Permitted Warehouse Indebtedness of the Warehouse Facility Entity), (ii) Mortgage Loans, other than Liens in favor of the Collateral Agent and Liens permitted by Section 7.01(d), (e), (n), (cc), (gg) or (hh) or (iii) Mortgaged Property or REO Assets held by a Loan Party, in each case, other than Liens in favor of the Collateral Agent, Prior Liens and Permitted Encumbrances, or Liens permitted by Section 7.01(d), (e), (l), (cc) or (hh).

SECTION 7.02  Investments

Neither the Borrower nor the Restricted Subsidiaries shall make or hold any Investments, except:

(a)Investments by (i) Loan Parties in Restricted Subsidiaries that are not Loan Parties in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed in the aggregate, together with the aggregate amount of Permitted Business Acquisitions made of the type that are limited pursuant to clause (c) of the definition thereof, an amount equal to (x) $5,000,000 (plus any return of capital actually received by the respective investors in respect of Investments previously made by them pursuant to this clause 7.02(a)(i)), plus (y) so long as, determined at the time such Investment is proposed to be made (I) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (II) the Net Leverage Ratio would, on a Pro Forma Basis giving effect thereto as if such Investment had been made at the beginning of the Test Period most recently-ended, not be greater than the lesser of the Closing Date Net Leverage Ratio and the then applicable level set forth in Section 7.10 and (III) the Borrower would, on a Pro Forma Basis giving effect thereto as if such Investment had been made at the beginning of the Test Period most recently-ended, be in compliance with Section 7.10(a), the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 7.02(a), (ii) Loan Parties in other Loan Parties (other than Investments in Holdings) and (iii) Restricted Subsidiaries that are not Loan Parties in the Borrower or any other Restricted Subsidiary;

(b)Cash Equivalents and Investments that were Cash Equivalents when made;

(c)Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for the sale of assets permitted under Section 7.05;

(d)(i) loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business (excluding, for the avoidance of doubt, any loans made in connection with the ordinary course origination business of the Borrower and its Restricted Subsidiaries) not to exceed $1,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e)accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f)Swap Agreements permitted pursuant to Section 7.11;

(g)Investments existing on the Closing Date and set forth on Schedule 7.02;

(h)Investments resulting from pledges and deposits referred to in Section 7.01(f) and (g);

(i)other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (i) $2,500,000 (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this paragraph (i)), plus (ii) so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (y) the Net Leverage Ratio would, on a Pro Forma Basis giving effect thereto as if such Investment had been made at the beginning of the Test Period most recently-ended, not be greater than the lesser of the Closing Date Net Leverage Ratio and the then applicable level set forth in Section 7.10 and (z) the Borrower would, on a Pro Forma Basis giving effect thereto as if such Investment had been made at the beginning of the Test Period most recently-ended, be in compliance with Section 7.10(a), the portion, if any, of the Available Amount on the date such election is made that the Borrower elects to apply to this Section 7.02(i)(ii);

(j)Investments constituting Permitted Business Acquisitions;

(k)[reserved];

(l)[reserved];

(m)Investments arising as a result of Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, including repurchases of assets pursuant to repurchase agreements in respect of Permitted Warehouse Indebtedness;

(n)[reserved];

(o)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p)Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged into or consolidated with a Restricted Subsidiary in accordance with Section 7.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)[reserved];

(r)Guarantees of Indebtedness created hereunder and under the other Loan Documents;

(s)The retention of Residual Interests; provided that (x) Investments permitted by this clause (s) shall be held directly by (i) the Borrower or a wholly owned Subsidiary Guarantor or (ii) in the case of Residual Interests in a Securitization Issuer Entity, to the extent retained, at the time of the issuance thereof, solely to address bankruptcy remoteness requirements, a Securitization Depositor Entity, and, in the case of clause (x)(i) of this clause (s), the Obligations and the Guaranty shall be secured by a legal, valid, perfected first-priority security interest therein, subject, as to priority, to any Prior Liens and (y) such Investments are in the ordinary course of business;

(t)Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Issuer Entity consistent with the terms of the related Permitted Securitization Indebtedness;

(u)Investments by the Borrower or any Restricted Subsidiary in the form of loans extended to non-Affiliated borrowers in connection with any loan origination business of the Borrower or such Restricted Subsidiary in the ordinary course of business;

(v)[reserved];

(w)Investments in and making of Mortgage Loans, REO Assets and Securitization Assets in the ordinary course of business;

(x)endorsements of negotiable instruments and documents in the ordinary course of business; and

(y)Investments in respect of accounts receivable, trade credit or advances to customers in the ordinary course of business.

Notwithstanding anything to the contrary contained herein, (i)(a) Residual Interests shall be held directly by the Borrower or a wholly owned Subsidiary Guarantor (or, in the case of Residual Interests in a Securitization Issuer Entity, to the extent retained, at the time of the issuance thereof, solely to address bona fide bankruptcy remoteness requirements, a Securitization Depositor Entity) and (b) (except in the case of the Equity Interests in the Warehouse Facility Entity and Residual Interests held by a Securitization Depositor Entity (and expressly permitted to be so held by the definition of “Securitization Depositor Entity”)) the Obligations and the Guaranty shall be secured by a legal, valid, perfected first-priority security interest in the Residual Interests, subject, as to priority, to any Prior Liens, (ii) the Borrower or a wholly owned Subsidiary Guarantor shall receive all payments in respect of the Residual Interests in accordance with Section 6.13, and (iii) except as provided in clause (v) of Section 7.12, clause (ii) of Section 9.11(c) or clause (ii) of the first proviso to Section 11.10, any Mortgage Loan or REO Asset that is owned by the Borrower or a Subsidiary shall be owned directly by the Borrower, a wholly owned Subsidiary Guarantor, a Securitization Entity or the Warehouse Facility Entity.

SECTION 7.03  Indebtedness

Neither the Borrower nor any of the Restricted Subsidiaries shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness existing on the Closing Date and set forth on Schedule 7.03 (excluding Indebtedness under clause (b) of this Section 7.03) and any Permitted Refinancing of such Indebtedness (other than intercompany Indebtedness refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary);

(b)Indebtedness created hereunder and under the other Loan Documents;

(c)Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements permitted by Section 7.11;

(d)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, to the extent permitted by Section 7.02(a) or Section 7.02(i), provided that (i) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations pursuant to the Intercompany Note or otherwise on terms reasonably satisfactory to the Administrative Agent at the written direction of the Required Lenders and shall, in each case, otherwise be permitted by Section 7.02 and (ii) Indebtedness owing to any Loan Party shall be evidenced by the Intercompany Note and shall be pledged pursuant to the Security Agreement;

(f)Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)(i) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing of such Indebtedness; provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation or such assumption, as applicable (together with all other Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 7.03 and the Remaining Present Value of outstanding leases permitted under Section 7.04), would not exceed $10,000,000; provided further that in the case of Indebtedness assumed in connection with the acquisition of assets (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) such acquired Person or division or line of business of a Person is in a similar or related line of business as the Borrower and its Restricted Subsidiaries;

(i)Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with all other Indebtedness outstanding pursuant to paragraph (h) of this Section 7.03, this paragraph (i) and the Remaining Present Value of leases permitted under Section 7.04) would not exceed $10,000,000;

(j)Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 7.04;

(k)[reserved];

(l)Indebtedness of the Borrower or a Restricted Subsidiary constituting an unsecured line of credit for the purpose of funding the ordinary course origination of Mortgage Loans and working capital cleanup in an amount not to exceed $10,000,000 at any time outstanding;

(m)Guarantees (i) by the Loan Parties of the Indebtedness of the Borrower described in paragraph (v), (ii) by any Loan Party of any Indebtedness of the Borrower or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Restricted Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Restricted Subsidiary that is not a Loan Party to the extent permitted by Section 7.02(a), and (iv) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of another Restricted Subsidiary that is not a Loan Party; provided that Guarantees by any Loan Party under this Section 7.03(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(n)Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition, in an aggregate amount at any time outstanding pursuant to this paragraph (n) not in excess of $10,000,000;

(o)[reserved];

(p)Letters of credit or bank guarantees having an aggregate face amount not in excess of $1,000,000;

(q)Permitted Securitization Indebtedness, Permitted Warehouse Indebtedness and Indebtedness under Credit Enhancement Agreements;

(r)[reserved];

(s)[reserved];

(t)to the extent constituting Indebtedness, (i) obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Residual Interests or other loans and other mortgage-related receivables purchased or originated by the Borrower or any of its Subsidiaries arising in the ordinary course of business and (ii) any other reasonable and customary obligations under servicing agreements with loan servicers or sub-servicers;

(u)Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Issuer Entity for the purpose of relieving the Borrower or any of its Subsidiaries of the administrative expense of servicing such Securitization Issuer Entity;

(v)Credit Agreement Refinancing Indebtedness; and

(w)all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (v) above.

SECTION 7.04  Sale and Leaseback Transactions

Neither the Borrower nor any of the Restricted Subsidiaries shall enter into any arrangement with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 7.03 and the Remaining Present Value of outstanding leases previously entered into under this Section 7.04) would not exceed $10,000,000.

SECTION 7.05  Dispositions and Fundamental Changes

Neither the Borrower nor any of the Restricted Subsidiaries shall (i) make any Disposition or (ii) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (iii) purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person, except:

(a)the sale of Cash Equivalents in the ordinary course of business;

(b)in the case of clause (ii) above, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of the Borrower with a Restricted Subsidiary that is (x) a Loan Party, (y) a wholly owned Subsidiary and (z) a Domestic Subsidiary in a transaction in which the Restricted Subsidiary is the surviving corporation, so long as after giving effect thereto such Restricted Subsidiary assumes all Obligations of the Borrower under the Loan Documents pursuant to documentation, and the Guarantors (including such Restricted Subsidiary) deliver reaffirmation agreements, in each case, reasonably satisfactory to the Administrative Agent and the Required Lenders, (ii) the merger of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) the merger or consolidation of any Restricted Subsidiary into or with any Loan Party (other than the Borrower or Holdings) in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (iii), no Person other than the Borrower or a Loan Party receives any consideration, (iv) the merger or consolidation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party or (v) the liquidation or dissolution (other than of the Borrower) or change in form of entity of the Borrower or any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)sales, transfers, leases or other dispositions to the Borrower or a Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall not exceed $5,000,000;

(d)Sale and Lease-Back Transactions permitted by Section 7.04;

(e)(x) Liens permitted by Section 7.01 (and any Investments or Dispositions deemed to arise thereby), (y) Investments made with cash or Cash Equivalents and permitted by Section 7.02 and (z) Restricted Payments made with cash or Cash Equivalents and permitted by Section 7.06;

(f)[reserved];

(g)the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h)sales, transfers, leases or other dispositions of assets (x) not otherwise permitted by this Section 7.05 and (y) in any event excluding the internal servicing platform of the Borrower and its Restricted Subsidiaries or any other assets as material to the business or operations of the Borrower and its Restricted Subsidiaries as such platform or successor thereto; provided that the Net Proceeds thereof are applied in accordance with Section 2.05(b);

(i)in the case of clause (ii) above, any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation and (ii) involving a Domestic Subsidiary that is a Restricted Subsidiary, the surviving or resulting entity shall be a Loan Party that is a wholly owned Subsidiary;

(j)[reserved];

(k)abandonment, cancellation or disposition of any intellectual property of the Borrower or any Restricted Subsidiary in the Borrower’s reasonable business judgment;

(l)[reserved];

(m)[reserved]; and

(n)any of the following, in each case, to the extent conducted in the ordinary course of business (an “Ordinary Course Disposition”):

(A)the sale of advances, loans, portfolios of loans, customer receivables, mortgage related securities or other assets, in each case, in the ordinary course of business, the sale of accounts receivable or other assets that by their terms convert into cash in the ordinary course of business, or any sale of securities in respect of additional fundings under reverse mortgage loans in the ordinary course of business;

(B)dispositions of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Borrower or any of its Subsidiaries;

(C)the modification of any loans owned or serviced by the Borrower or any of its Subsidiaries in the ordinary course of business;

(D)sales, transfers or contributions of Securitization Assets to Securitization Entities or the Warehouse Facility Entity in connection with Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness;

(E)assets sold pursuant to the terms of Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, including sales of Mortgage Loans pursuant to repurchase agreements in respect of Permitted Warehouse Indebtedness;

(F)ordinary course dispositions of Pre-Closing Securitization Assets and Post-Closing Securitization Assets (other than those retained, at the time of the issuance thereof, to address risk retention or bankruptcy remoteness requirements) so long as any such disposition that is a secondary sale shall be for no less than 95% of par value of such Pre-Closing Securitization Assets or Post-Closing Securitization Assets in such applicable ordinary course disposition; provided that the Net Proceeds thereof are applied in accordance with Section 2.05(b);

(G)dispositions of Residual Interests in Securitization Issuer Entities pursuant to transactions contemplated by Section 7.02(t);

(H)the unwinding of any Swap Obligations pursuant to its terms or otherwise in the ordinary course of business; and

(I)sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

Notwithstanding anything to the contrary contained in this Section 7.05, (i) Holdings or the Borrower may, subject to clause (ii) and so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, grant or otherwise issue Equity Interests to members of management of Holdings or the Borrower pursuant to any equity-based award or similar plans, (ii) Holdings shall at all times own, directly or indirectly, 100% of the Equity Interests of the Borrower, (iii) no sale, transfer or other Disposition of assets shall be permitted by this Section 7.05 (other than sales, transfers, leases or other Dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such Disposition is for fair market value, (iv) no sale, transfer or other Disposition of assets shall be permitted by paragraphs (a), (d), (n)(A), (n)(B), (n)(D), (n)(E) and (n)(F) of this Section 7.05 unless such Disposition is for at least 75% cash consideration, (v) no sale, transfer or other disposition of assets in excess of $3,000,000 shall be permitted by paragraph (h) of this Section 7.05 unless such disposition is for at least 75% cash consideration, (vi) no issuance or Disposition of any Equity Interests in any Restricted Subsidiary shall be permitted pursuant to this paragraph if as a result thereof such Restricted Subsidiary shall cease to be required to be a Loan Party, except as a result of a permitted Disposition of Equity Interests in such Restricted Subsidiary after giving effect to which Holdings and its Affiliates shall own, directly and indirectly, less than 75% of the Equity Interests in such Restricted Subsidiary on a consolidated basis and (vii) no sale, transfer or other disposition of Residual Interests shall be permitted by this Section 7.05 unless such disposition is made in reliance on paragraph (h), (n)(F) or (n)(G) of this Section 7.05. For the avoidance of doubt, a transfer of Mortgage Loans or REO Assets related thereto pursuant to the terms of any Permitted Securitization Indebtedness or any Permitted Warehouse Indebtedness shall not constitute a disposition of substantially all the assets of the Borrower and its Subsidiaries.

SECTION 7.06  Restricted Payments

Neither the Borrower nor any of the Restricted Subsidiaries shall declare or make any Restricted Payment, except:

(a)any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any wholly owned Restricted Subsidiary of the Borrower (or, in the case of non-wholly owned Subsidiaries that are Restricted Subsidiaries, to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b)the Borrower and each Restricted Subsidiary may declare and pay dividends or make other distributions to Holdings (i) in respect of overhead of Holdings or its direct or indirect owners, including, without limitation, legal, accounting and professional fees and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower and franchise Taxes and other Taxes required to maintain its (or any of its direct or indirect parents’) corporate existence (other than, for the avoidance of doubt, any Taxes imposed on or measured by net income); (ii) in the event the Borrower files a consolidated, combined, unitary, affiliated, or similar income tax return with Holdings or any direct or indirect parent of the Borrower (as applicable to Holdings or any direct or indirect parent of the Borrower, the “Consolidated Tax Parent”) to permit the Consolidated Tax Parent to pay the Tax liability in respect of the consolidated, combined, unitary, affiliated or similar returns filed by the Consolidated Tax Parent in each relevant jurisdiction solely to the extent attributable to taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Borrower and/or its Subsidiaries and the ownership of the Consolidated Tax Parent in the Borrower and/or its Subsidiaries; provided that the amount of such payment or distribution shall not be greater than the amount of such Taxes that would have been due and payable by the Borrower and its Subsidiaries had the Borrower not filed a consolidated, combined, unitary, affiliated, or similar return with the Consolidated Tax Parent, and, provided further, that the permitted payment pursuant to this clause (ii) with respect to any Tax liability of any Unrestricted Subsidiary shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined, unitary, affiliated or similar Taxes; and (iii) without duplication of amounts described in clause (b)(ii), with respect to each taxable year ending after the Closing Date for which the Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to the Borrower’s equity owners in an aggregate amount no greater than the product of (x) such equity owners’ allocable share of taxable income of the Borrower (assuming Borrower, as applicable, were a taxable entity) for such taxable year, reduced by (i) any cumulative net taxable loss of the Borrower, as applicable, to the extent such cumulative net taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable year in question and has not previously been taken into account in determining Permitted Tax Distributions, and (ii) any deductions available with respect to such taxable income (including, without limitation, any deduction for “qualified business income” (within the meaning of Section 199A of the Code) and any “excess business interest” (within the meaning of Section 163(j)(B) of the Code) previously allocated to such equity owners from the Borrower and paid or accrued by such equity owners in the applicable tax year), in each case, determined as if all such equity owners have no items of income, gain, loss, deduction or credit other than through the Borrower and (y) the highest effective combined marginal U.S. federal, state and local income tax rate applicable to a corporation incorporated in New York and resident in New York City for such taxable year (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)), less any taxes paid by the Borrower on behalf of such equity owner or for which the Borrower is responsible for acting as a withholding agent with respect to such equity owner, that are, in each case, attributable to the income described in clause (x); provided that any distributions under this clause (b)(iii) with respect to any such taxable year may be made in installments during the course of the taxable year using reasonable estimates of the anticipated aggregate amount of distributions for such taxable year, with any excess of aggregate installments with respect to any such taxable year over the actual amount of distributions permitted for such taxable year reducing any distributions under this clause (b)(iii) with respect to the immediately subsequent taxable year (and, to the extent such excess is not fully absorbed in the immediately subsequent taxable year, the following year(s)) (any such Restricted Payment permitted under this clause (b)(iii), a “Permitted Tax Distribution”);

(c)the Borrower and each Restricted Subsidiary may repurchase, redeem or otherwise acquire or retire (or make dividends or distributions to Holdings to finance any such repurchase, redemption or other acquisition or retirement) for value any Equity Interests of Holdings or any Subsidiary held by any current or former officer, director, consultant or employee of the Borrower, Holdings or any Subsidiary pursuant to any equity subscription agreement, equity grant agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary the proceeds of which are used for such purpose; provided that the aggregate amount of such purchases, redemptions, acquisitions or retirements (other than in connection with facilitating employee tax events relating to vesting and distribution of incentive compensation) under this Section 7.06(c) shall not exceed in any fiscal year $2,500,000 (plus the amount of net proceeds (x) received by the Borrower during such fiscal year from sales of Qualified Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, in each case to the extent Not Otherwise Applied, and (y) of any key-man life insurance policies recorded during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year;

(d)non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)(x) payments by any Securitization Issuer Entity to holders of Permitted Securitization Indebtedness or ownership interests of such Securitization Issuer Entity pursuant to the terms of such Permitted Securitization Indebtedness or (y) Restricted Payments by the Warehouse Facility Entity to the Borrower or any wholly owned Restricted Subsidiary of the Borrower pursuant to the terms of Permitted Warehouse Indebtedness;

(f)the Borrower may declare and pay Restricted Payments in an aggregate amount of up to 6.0% per calendar year of the net cash proceeds received by or contributed to the Borrower from any Qualified Equity Offering or other public offering of the Qualified Equity Interests of the Borrower (or any direct or indirect parent thereof, to the extent such proceeds have been contributed as common equity to the capital of the Borrower), in each case to the extent Not Otherwise Applied; provided that (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the Net Leverage Ratio would, on a Pro Forma Basis giving effect thereto as if such Restricted Payment had been made at the beginning of the Test Period most recently-ended, not be greater than the lesser of 3.00 to 1.00 and the then applicable level set forth in Section 7.10(a) and (iii) the Borrower would, on a Pro Forma Basis giving effect thereto as if such Restricted Payment had been made at the beginning of the Test Period most recently-ended, be in compliance with Section 7.10;

(g)[reserved];

(h)the Borrower may declare and pay other Restricted Payments in an aggregate amount not to exceed the Available Amount; provided that (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the Net Leverage Ratio would, on a Pro Forma Basis giving effect thereto as if such Restricted Payment had been made at the beginning of the Test Period most recently-ended, not be greater than the lesser of 3.00 to 1.00 and the then applicable level set forth in Section 7.10(a) and (iii) the Borrower would, on a Pro Forma Basis giving effect thereto as if such Restricted Payment had been made at the beginning of the Test Period most recently-ended, be in compliance with Section 7.10; and

(i)to the extent constituting a Restricted Payment, the repayment of Indebtedness pursuant to the Refinancing.

SECTION 7.07  Change in Nature of Business

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions.

SECTION 7.08  Transactions with Affiliates

(a)Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, unless such transaction is (i) otherwise required under this Agreement or (ii) upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b)The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i)

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, equity ownership plans, including restricted equity plans, equity-based grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the Board of Directors of the Borrower,

(ii)	transactions among the Borrower and the Subsidiary Guarantors and transactions among the Restricted Subsidiaries that are not Loan Parties otherwise permitted by this Agreement,
(iii)	any employment, indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower and the

Restricted Subsidiaries or Holdings in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and the Restricted Subsidiaries or Holdings in the ordinary course of business,

(iv)

transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(v)

any employment agreement or employee benefit plan entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi)	transactions otherwise permitted under Section 7.02 and Section 7.06,
(vii)

any purchase by the Sponsor or any Sponsor Fund Affiliate of Equity Interests of the Borrower or any contribution by Holdings to, or purchase by Holdings of, the equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the applicable Collateral Agreement,

(viii)

payments by the Borrower or any of the Restricted Subsidiaries to the Sponsor or any Sponsor Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, in good faith,

(ix)	transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,
(x)

any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent at the written direction of the Required Lenders, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi)	transactions pursuant to any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness,
(xii)	[reserved],
(xiii)	so long as not otherwise prohibited under this Agreement, guarantees of performance by the Borrower or any Restricted Subsidiary of any other Restricted

Subsidiary or the Borrower in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money,
(xiv)

if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any Restricted Subsidiary or (B) at any time after an initial public offering of Equity Interests of the Borrower, of Equity Interests of the Borrower or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or any Restricted Subsidiary,

(xv)

the provision of mortgage servicing and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by this Agreement that are fair to the Borrower and its Subsidiaries (as determined by the Borrower in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Borrower in good faith), and

(xvi)	Permitted Tax Distributions.

SECTION 7.09  Burdensome Agreements; Restricted Debt Payments

(a)Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the organizational documents of the Borrower or any of the Restricted Subsidiaries.

(b)Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to:

(i) make, or agree or offer to pay or make, any Restricted Debt Payment, except for (A) payments of regularly scheduled interest, (B) [reserved], (C) the Borrower may make other Restricted Debt Payments in an aggregate amount not to exceed the Available Amount; provided that (i) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (ii) the Net Leverage Ratio would, on a Pro Forma Basis giving effect thereto as if such Restricted Debt Payment had been made at the beginning of the Test Period most recently-ended, not be greater than the lesser of 3.00 to 1.00 and the then applicable level set forth in Section 7.10(a), and (iii) the Borrower would, on a Pro Forma Basis giving effect thereto as if such Restricted Debt Payment had been made at the beginning of the Test Period most recently-ended, be in compliance with Section 7.10, and (D) a Permitted Refinancing of Restricted Indebtedness and (E) the conversion of any Restricted Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents; or

(ii)

notwithstanding anything herein, make or agree or offer to make any payment, redemption or prepayment in respect of any Disqualified Equity Interests or any preferred Equity Interests issued by Holdings (it being understood that the Borrower may engage an investment banker to evaluate offers in relation to a financing to effect such a payment); or
(iii)

amend or modify, or permit the amendment or modification of, any provision of any Restricted Indebtedness with an aggregate principal amount in excess of the Threshold Amount other than any such amendments or modifications that (A) are not materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner materially adverse to the Lenders and (B) in the case of any Restricted Indebtedness secured on a junior basis, are permitted by the terms of the Junior Lien Intercreditor Agreement; or

(iv)

amend or modify, or permit the amendment or modification of, any provision of any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness (A) in the case of any Permitted Securitization Indebtedness, in a manner inconsistent with, or in violation of, the requirements of the definition of “Permitted Securitization Indebtedness”, and (B) in the case of any Permitted Warehouse Indebtedness, in a manner inconsistent with, or in violation of, the requirements of the definition of “Permitted Warehouse Indebtedness”.

(c)Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, permit any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary to the Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting of Liens by such Restricted Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)restrictions imposed by applicable Law;

(B)[reserved];

(C)contractual encumbrances or restrictions in effect on the Closing Date and set forth on Schedule 7.09 under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(D)restrictions imposed by any Restricted Indebtedness that are no more restrictive, taken as a whole, than the restrictions set forth in this Agreement;

(E)any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(F)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(G)any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(H)customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(I)customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(J)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(K)customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(L) customary non-assignment provisions contained in contracts, mortgages, leases and licenses entered into in the ordinary course of business;

(M)the requirements of any Securitization or Warehouse Facility that are exclusively applicable to any Securitization Entity or the Warehouse Facility Entity or other Subsidiary of the Borrower formed in connection therewith;

(N)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(O)restrictions contained in any Securitization Facility Documentation or Warehouse Facility Documentation, in each case, as in effect on the Closing Date, and in any permitted amendment, renewal, extension or refinancing thereof (so long as after such amendment, renewal, extension or refinancing the Indebtedness thereunder continues to constitute Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, as the case may be); or

(P)any agreement in effect at the time such Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary.

SECTION 7.10  Financial Covenants

(a)The Borrower shall not permit the Net Leverage Ratio as of the last day of any fiscal quarter of Holdings during the applicable Test Period set forth below to be greater than (i) at of any such date when the Delayed Draw Term Loans have not been advanced, the amount set forth opposite such Test Period under the heading “Maximum Net Leverage Ratio (Pre-Delayed Draw Term Loans)” and (ii) at of any such date on and following such time when the Delayed Draw Term Loans have been advanced and on a Pro Forma Basis as if such Delayed Draw Term Loan advance occurred on the first day of such Test Period, the amount set forth opposite such Test Period under the heading “Maximum Net Leverage Ratio (Post- Delayed Draw Term Loans)”.

Test Period Ending:	Maximum Net Leverage Ratio (Pre-Delayed Draw Term Loans)	Maximum Net Leverage Ratio (Post-Delayed Draw Term Loans)
June 30, 2021	4.89 to 1.00	6.85 to 1.00
September 30, 2021	4.50 to 1.00	6.31 to 1.00
December 31, 2021	4.19 to 1.00	5.87 to 1.00
March 31, 2022	3.54 to 1.00	4.96 to 1.00
June 30, 2022	3.10 to 1.00	4.33 to 1.00
September 30, 2022	3.00 to 1.00	3.60 to 1.00
December 31, 2022	3.00 to 1.00	3.60 to 1.00
March 31, 2023	3.00 to 1.00	3.35 to 1.00
June 30, 2023	3.00 to 1.00	3.10 to 1.00
September 30, 2023 and thereafter	3.00 to 1.00	3.00 to 1.00

(b)The Borrower shall not permit Unrestricted Cash to be less than (a) $15,000,000 at any time when Delayed Draw Term Loans have not been advanced and (b) $20,000,000 at any time on and following such time that any Delayed Draw Term Loans have been advanced.

(c)The Borrower shall at all times comply with each Financing Source Diversification Requirement.

SECTION 7.11  Swap Agreements

Neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 7.12  Designation of Subsidiaries

The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that

(i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with Section 7.10 as of the last day of the most recently ended Test Period (or if no Test Period has ended, the first Test Period), and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Restricted Indebtedness, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt or any Permitted Refinancing of any of the foregoing, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) no Unrestricted Subsidiary may own (A) Residual Interests (it being understood that an Unrestricted Subsidiary may own residual or retained ownership interests in a securitization that is not originated by Holdings, the Borrower or its Subsidiaries), (B) Mortgage Loans or REO Assets, in each case except as held by an operating business, or (C) material intellectual property or any other assets material to the operation of the business of the Borrower and its Subsidiaries and (vi) no Unrestricted Subsidiary may at any time own any Equity Interests of any Person that at the time of acquisition thereof (and after giving effect to any series of related transactions) is a Subsidiary of Holdings (other than another Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein and Disposition by the Borrower thereof at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 7.13  Passive Holding Company Status of Holdings.

Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness permitted hereunder, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) payment of dividends or other distributions or repurchases of Equity Interests, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash incidental to any activities permitted under this Section 7.13, (viii) providing indemnification to officers, managers and directors, (ix) [reserved] and (x) any activities incidental to the foregoing. Holdings shall not (a) incur any Liens other than those for the benefit of the Obligations or (other than on the Collateral) any secured Indebtedness permitted to be incurred under Section 7.03 or any comparable term in any Permitted Refinancing thereof, non-consensual Liens permitted by Section 7.01, or Liens on the Collateral securing any Guarantee by Holdings of Indebtedness of the Borrower and the Loan Parties comprising Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, (b) own any Equity Interests other than those of the Borrower or any Parent Entity, (c) incur any Indebtedness except pursuant to the Loan Documents, (d) provide any Guarantee other than a Permitted Warehouse Indebtedness Guarantee, or (e) have outstanding any Equity Interests that would require Holdings to repurchase, prior to November 28, 2024, such Equity Interests at the option of the holder(s) thereof (other than upon conversion thereof into common stock, to the extent conversion could be deemed a repurchase).  Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, Holdings may not repurchase its outstanding Series A Convertible Preferred Stock (other than upon conversion thereof into common stock, to the extent conversion could be deemed a repurchase), unless prior to or contemporaneously with such repurchase all Obligations are repaid in full in cash.

SECTION 7.14  Limitations on Securitization Depositor Entities.

(a)Notwithstanding anything herein to the contrary, neither the Borrower nor any of the Restricted Subsidiaries shall permit any Securitization Depositor Entity to:

(i)engage in any business or activity, other than (A) acquiring, owning and holding Securitization Assets to be sold, deposited or contributed by such Securitization Depositor Entity into one or more Securitization Issuer Entities, (B) selling, depositing or contributing such Securitization Assets into one or more Securitization Issuer Entities, and acquiring, owning and holding Residual Interests in such Securitization Issuer Entities (solely to the extent expressly permitted to be so acquired, owned and held by the definition of “Securitization Depositor Entity”), (C) entering into and performing its obligations under the Securitization Facility Documentation to which it is a party and (D) activities incidental to the foregoing,

(ii)acquire or own any assets, other than (A) Securitization Assets to be sold, deposited or contributed by such Securitization Depositor Entity into one or more Securitization Issuer Entities, (B) Residual Interests in Securitization Issuer Entities (solely to the extent expressly permitted to be so acquired or owned by the definition of “Securitization Depositor Entity”) and (C) cash and Cash Equivalents,

(iii)incur any liabilities, other than (A) liabilities imposed by law and (B) other liabilities incidental to its existence and permitted business and activities,

(iv)create, incur, assume or suffer to exist any Indebtedness, or

(v)create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect thereof, other than non-consensual Liens arising by operation of law.

(b)Notwithstanding anything herein to the contrary, neither the Borrower shall, nor shall the Borrower permit any of the Restricted Subsidiaries to, amend or modify, or grant any waiver or release under or terminate, the Organization Documents of any Securitization Depositor

Entity in a manner such that the Organization Documents of such Securitization Depositor Entity would be less restrictive on the activities of such Person or otherwise adverse to the Lenders.

SECTION 7.15  Limitations on Servicers

The Borrower shall not engage any Person (other than the Borrower or any of its Restricted Subsidiaries) as servicer with respect to assets subject to any Permitted Securitization Indebtedness or Permitted Warehouse Indebtedness unless such Person has a servicer rating by a nationally recognized statistical rating organization (which, for the avoidance of doubt, includes S&P, Moody’s and Fitch Ratings).

ARTICLE VIII
Events of Default and Remedies

SECTION 8.01  Events of Default

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of (x) Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.08(a), 6.16(b) or Article VII; provided that (i) an Event of Default as a result of a breach of Section 7.10(a) is subject to cure pursuant to Section 8.05(a) and (b), (ii) an Event of Default as a result of a breach of Section 7.10(c) for failure to comply with clause (y) of the definition of Financing Source Diversification Requirements is subject to cure pursuant to Section 8.05(c), (iii) an Event of Default as a result of a breach of Section 7.10(c) for failure to comply with clauses (A), (B), or (C) in the proviso to the definition of Financing Source Diversification Requirements is subject to cure pursuant to Section 8.05(c); and (iv) an Event of Default as a result of a breach of Section 7.10(b) is subject to cure pursuant to Section 8.05(d) or (y) Section 6.19 and such failure continues for five (5) Business Days; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made and, to the extent such representation, warranty, certification or statement of fact is capable of being cured, is not cured within thirty (30) days of being made or deemed made; or

(e)Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period (including after giving effect to any extension thereof or waiver with respect to the failure to make such payment) with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder or any Permitted Securitization Indebtedness) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) of such Indebtedness to cause, with the giving of notice if required, such Indebtedness in an amount in excess of the Threshold Amount to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary, other than any Securitization Issuer Entity, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary, other than any Securitization Issuer Entity, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)Judgments. There is entered against any Loan Party or any Restricted Subsidiary, other than any Securitization Issuer Entity, a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or

7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full in cash of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the termination of the Commitments and the repayment, satisfaction or discharge in full in cash of all other Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j)Change of Control. There occurs any Change of Control; or

(k)Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or 6.14 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements, on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except (x) to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, (y) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (z) any Collateral Document, or any Lien purported to be granted under any Collateral Document on Collateral, ceases to be fully enforceable for a period of ten (10) days if, individually or in the aggregate, the result of such cessation is not in excess of the Threshold Amount or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l)ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (iii) there is or arises an Unfunded Pension Liability which has resulted or could reasonably be expected to result in liability of a Loan Party, any Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (iv) there is or arises any potential withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect, if a Loan Party, any Restricted Subsidiary or any ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans; or; or

(m)Junior Financing Documentation. The subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Restricted Indebtedness, if applicable.

SECTION 8.02  Remedies Upon Event of Default

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

SECTION 8.03  Reserved.

SECTION 8.04  Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent or the Collateral Agent (as the case may be) in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Except as directed by the Required Lenders in writing, the Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such amounts.

SECTION 8.05  Borrower’s Right to Cure

(a)Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that an Event of Default under one or more of the covenants set forth in Section 7.10(a) has occurred or may occur with respect to any Test Period, during the period commencing after the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to any such fiscal quarter, then following notice to the Administrative Agent and the Lenders, Holdings may obtain from the Sponsor and/or one or more other third parties a Specified Equity Contribution (a “Designated Equity Contribution”, it being understood that such term shall include any capital contribution or other transaction referred to in clause (i) below), and such covenant(s) shall be recalculated such that Consolidated Recourse EBITDA, as the case may be, shall be increased as of the end of such applicable fiscal quarter or fiscal month, as applicable, solely for the purpose of measuring the capacity under the financial covenants in Section 7.10(a) and not for any other purpose under this Agreement (it being understood, for the avoidance of doubt, that (x) in the case of a deemed increase in Consolidated Recourse EBITDA as of the end of the applicable fiscal quarter or fiscal month, as applicable, such deemed increase shall also be included in any calculation of Consolidated Recourse EBITDA for the purpose of Section 7.10(a) for any subsequent Test Period that includes such fiscal quarter or fiscal month, as applicable, and (y) such Designated Equity Contribution shall, for periods after the end of the applicable fiscal quarter or fiscal month, as applicable, be accounted for in accordance with GAAP), by an amount equal to the net cash proceeds of such Designated Equity Contribution; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the applicable fiscal quarter or fiscal month, as applicable, included in such Test Period, as the case may be, and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to any such fiscal quarter or fiscal month, as applicable, hereunder and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating capacity or utilization under any financial ratios other than as applicable to Section 7.10(a) and shall not result in any adjustment to any baskets or other amounts other than as set forth in this Section 8.05. Notwithstanding the

Borrower’s notice to the Administrative Agent and the Lenders to obtain any Designated Equity Contribution, an Event of Default shall be deemed continuing for all other purposes (including, without limitation, Section 2.08(b)) until the Designated Equity Contribution shall have been received in accordance with the terms of this Section 8.05(a).

(b)(i) In each period of four consecutive fiscal quarters, no more than one Designated Equity Contribution may be made during any fiscal year of Holdings, (ii) no more than two Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in compliance with Section 7.10(a) on a pro forma basis for any applicable period, (iv) there shall be no reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.10(a) for the fiscal quarter or fiscal month, as applicable, with respect to which such Designated Equity Contribution was made and (v) all Net Proceeds from each such Designated Equity Contribution shall be applied to prepay the Term Loans in accordance with Section 2.05(b).

(c)In the event the Borrower fails to comply with the covenant set forth in Section 7.10(c) either (a) as a result of the failure to comply with the requirements of clause (y) of the definition of Financing Source Diversification Requirements or (b) as a result of the failure to comply with clauses (A), (B), or (C) in the proviso to the definition of Financing Source Diversification Requirements, the Borrower shall be entitled to cure any such breach subject to the following terms and conditions (any such cure that satisfies such terms and conditions, a “Specified Cure”): (i) the Borrower shall notify the Administrative Agent and the Lenders in writing of the Borrower’s intent to cure such breach within five (5) Business Days following any such breach (the “Cure Notice”), (ii) such Cure Notice shall contain all information reasonably requested by the Administrative Agent and the Required Lenders as to how such breach shall be cured, (iii) no more than one (1) Specified Cure in any Fiscal Year and two (2) Specified Cures during the term of this Agreement shall be permitted, (iv) any Specified Cure in respect of a breach described in clause (a) of the foregoing shall be consummated on or prior to the date that is six (6) months following the date of such breach (the “6 Month Cure Expiration Date”), and (v) any Specified Equity Cure in respect of a breach described in clause (b) of the foregoing shall be consummated on or prior to the date that is three (3) months following the date of such breach (the “3 Month Cure Expiration Date” and together with the 6 Month Cure Expiration Date, each a “Cure Expiration Date”). So long as a Cure Notice shall have been delivered to the Administrative Agent and Lenders no later than five (5) Business Days following any such breach, none of the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Default or Event of Default under Section 7.10(c) unless and until (x) the applicable Cure Expiration Date has occurred without, in the reasonable determination by the Administrative Agent at the written direction of the Required Lenders that the applicable cure shall have been consummated or (y) the Borrower has subsequently confirmed that it does not intend to cure any such breach; provided that an Event of Default shall be deemed continuing for all other purposes (including, without limitation, Section 2.08(b)) until the applicable cure shall have been consummated. For the avoidance of doubt, no Lender shall be required to fund any Delayed Draw Term Loan from the date on which any such breach occurs until the date on which such applicable Specified Cure has been consummated. Any such determination as to whether a Specified Cure has been consummated shall be made in the

Administrative Agent’s reasonable determination at the written direction of the Required Lenders and the Borrower agrees to provide all information reasonably requested by the Administrative Agent or the Required Lenders to make any such determination.

(d)In the event the Borrower fails to comply with the covenant set forth in Section 7.10(b), the Borrower shall be entitled to cure any such breach subject to the following terms and conditions (any such cure that satisfies such terms and conditions, a “Liquidity Cure”): (i) the Borrower shall notify the Administrative Agent and the Lenders in writing of the Borrower’s intent to cure such breach within five (5) Business Days following any such breach (the “Liquidity Cure Notice”), (ii) such Liquidity Cure Notice shall contain all information reasonably requested by the Administrative Agent and the Required Lenders as to how such breach shall be cured, (iii) no more than one (1) Liquidity Cure in any Fiscal Year and two (2) Liquidity Cures during the term of this Agreement shall be permitted, (iv) any Liquidity Cure shall be consummated on or prior to the date that is thirty (30) days following the date of such breach (“Liquidity Cure Expiration Date”). So long as a Liquidity Cure Notice shall have been delivered to the Administrative Agent and Lenders no later than five (5) Business Days following any such breach, none of the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Default or Event of Default under Section 7.10(b) unless and until (x) the applicable Liquidity Cure Expiration Date has occurred without, in the reasonable determination by the Administrative Agent at the written direction of the Required Lenders that the applicable cure shall have been consummated or (y) the Borrower has subsequently confirmed that it does not intend to cure any such breach; provided that an Event of Default shall be deemed continuing for all other purposes (including, without limitation, Section 2.08(b)) until the applicable cure shall have been consummated.

ARTICLE IX
Administrative Agent and Other Agents

SECTION 9.01  Appointment and Authorization of Agents

(a)Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth in the Loan Documents, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c)Each Lender hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, (iii) authorizes and instructs the Administrative Agent and/or the Collateral Agent to enter into, and to carry out the provisions and intent of, each Intercreditor Agreement as Administrative Agent and/or Collateral Agent, as applicable, and on behalf of such Lender, (iv) consents to the treatment of Liens to be provided for under each Intercreditor Agreement, (v) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent accordance with the terms of any Intercreditor Agreement and (vi) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement.

(d)Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 9.02  Delegation of Duties

Each of the Administrative Agent and the Collateral Agent may execute any of its powers or duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, sub‑agents, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such Affiliate, agent, sub-agent or attorney-in-fact and all other Agent-Related Persons appointed by the Administrative Agent or the Collateral Agent pursuant to this Section 9.02 or otherwise in accordance with the Loan Documents shall be entitled to the benefits of all exculpatory, indemnity, reimbursement and other provisions of this Article IX (including Section 9.07) and Sections 10.04 and 10.05 (and any similar provisions of any other Loan Document), as though such Affiliate, agent, sub-agent, attorney-in-fact or other Agent-Related Person were such Agent under the Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03  Liability of Agents

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04  Reliance by Agents

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

SECTION 9.05  Notice of Default

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default (except, in the case of the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent shall have received written notice from a Lender or the

Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06  Credit Decision; Disclosure of Information by Agents

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07  Indemnification of Agents

The Lenders shall severally indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own fraud, gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Each Lender shall severally reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs but limited to one counsel (and one local counsel as reasonably necessary in each other relevant jurisdiction material to the interests of such Persons taken as a whole)) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Commitments, the repayment, satisfaction or discharge in full of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.08  [Reserved].

SECTION 9.09  Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the requirements of Sections 6.11 and 6.14 are satisfied, the Administrative Agent or the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

SECTION 9.10  Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and the Agent-Related Persons, and any other amounts due the Administrative Agent or the Collateral Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11  Collateral and Guaranty Matters

The Lenders irrevocably agree:

(a)that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and the repayment, satisfaction or discharge in full in cash of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is Disposed of in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, provided that the Liens on such property securing any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt are released substantially concurrently with such release (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(c) or (i); and

(c)that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary shall only be permitted if, at the time of such release, after giving pro forma effect to such release, (i) the Borrower is deemed to have made an Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted by this Agreement and (ii) such Person satisfies clause (v) of Section 7.12 (as if such Person is an Unrestricted Subsidiary); provided, further, that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Restricted Indebtedness, any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing in each case thereof.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11, in each case, to the extent permitted under this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. Any execution and delivery of documents pursuant to this Section 9.11 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

SECTION 9.12  Other Agents; Lead Arrangers and Managers

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner” or “lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, it being understood and agreed that such Persons shall be entitled to all exculpation, indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13  Appointment of Supplemental Agents

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE X
Miscellaneous

SECTION 10.01  Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Administrative Agent or, in the case of any Collateral Document, the Collateral Agent, as applicable, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (h) below shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided further that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees, prepayment premiums or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees, prepayment premiums or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that (i) only the consent of the Required Lenders shall be necessary to amend the definition of

“Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and (ii) only the consent of the Administrative Agent shall be required to amend or postpone any fee required to be paid to it for its own account;

(d)change any provision of Section 2.12, 8.04 or 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e)other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral or subordinate the Lien of the Administrative Agent in all or substantially all of the Collateral to Liens securing any other Indebtedness in any transaction or series of related transactions, without the written consent of each Lender;

(f)other than in connection with a transaction permitted under Section 7.04 or 7.05, (x) discharge any Loan Party from its respective Obligations under the Loan Documents or subordinate the payment or performance of a Loan Party under the Loan Documents to any other Indebtedness or (y) release all or substantially all of the aggregate value of the Guaranty, in each case, without the written consent of each Lender;

(g)amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby; or

(h)amend, waive or otherwise modify any term or provision under Section 2.01 with respect to Delayed Draw Term Loans, under Section 2.13 with respect to Refinancing Term Loans and under Section 2.14 with respect to Extended Term Loans and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Delayed Draw Term Loans, Refinancing Term Loans or Extended Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Delayed Draw Term Loans, Refinancing Term Loans or Extended Term Loans (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Delayed Draw Term Loans, Refinancing Term Loans or Extended Term Loans, as the case may be;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments,

Guaranty or Collateral hereunder in a manner different than such amendment affects other Classes; and (iv) the Fee Letter and any provision thereof may be waived, amended or modified in a writing executed only by the parties thereto.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement, or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent at the written direction of the Required Lenders, are required to effectuate the foregoing); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent at the written direction of the Required Lenders and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent at the written direction of the Required Lenders may enter into any Refinancing Amendment in accordance with Section 2.13 and Extension Amendment in accordance with Section 2.14 and such Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Notwithstanding anything to the contrary contained in this Section 10.01, if the Administrative Agent determines that adequate and reasonable means do not exist for determining the interest rate applicable to Eurocurrency Rate Loans (including because Eurocurrency Rate is not published on a current basis or is otherwise not available), and that such circumstances are unlikely to be temporary, or if the supervisor for the administrator of the Eurocurrency Rate (or a Governmental Authority having jurisdiction over the Administrative Agent) has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall (x) agree on an alternate method to ascertain the interest rate applicable to Eurocurrency Rate Loans which gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and (y) enter into an amendment to the applicable Loan Documents that reflects such alternate rate of interest and any other related changes as may be applicable, which amendment shall become effective solely upon execution by the Borrower and the Administrative Agent, unless the Required Lenders shall object in writing to such amendment on or prior to the fifth Business Day following delivery of notice of such amendment by the Administrative Agent to the Lenders.

SECTION 10.02  Notices and Other Communications; Electronic Copies

(a)General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing and, if delivered by any means other than electronic mail, shall also be delivered by electronic mail in accordance with the following provisions of this Section. All such written notices shall be mailed, emailed or delivered to the applicable address or electronic mail address, as follows:

(i)if to the Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent, to the address or electronic mail address specified for such Person on Schedule 10.02, with copies, as applicable, to the other Persons specified with respect to such party on Schedule 10.02, or to such other address or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii)if to any other Lender, to the address or electronic mail address specified in its Administrative Questionnaire or to such other address or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)Effectiveness of Electronic Transmission of Documents and Signatures. Loan Documents may be transmitted and/or signed by electronic means, including communication via electronic mail address. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each

Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03  No Waiver; Cumulative Remedies

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04  Attorney Costs and Expenses

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arranger and BlackRock for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution, performance and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs); provided that such costs and expenses incurred by BlackRock shall be capped as separately agreed by BlackRock and the Borrower and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arranger and each Lender (including, without limitation, BlackRock) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of (i) one counsel to the Administrative Agent, the Collateral Agent, and the Lead Arranger collectively (and one local counsel as reasonably necessary in each other relevant jurisdiction material to the interests of such Persons taken as a whole) and (ii) one counsel to BlackRock and the other Lenders as chosen by the Required Lenders (and one local counsel as reasonably necessary in each other relevant jurisdiction material to the interests of BlackRock and the other Lenders, as chosen by the Required Lenders). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Commitments and the repayment, satisfaction or discharge in full of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion (except as otherwise directed by the Required Lenders in writing).

SECTION 10.05  Indemnification

The Loan Parties shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, the Lead Arranger, each Lender and each of their respective Affiliates, and each of the officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, AND IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF AN INDEMNITEE (all the foregoing, collectively, the “Indemnified Liabilities”); provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Sponsor or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with, to the extent reasonably available, backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge in full of all other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.06  Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07  Successors and Assigns

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Holdings and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04 or, in the case of Holdings, the definition of such term) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k), or (B) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(o), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or 10.07(j) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that, immediately prior to or upon giving effect to such assignment, is a Disqualified Lender, (ii) a natural Person, (iii) to Holdings, the Borrower or any of their respective Subsidiaries or (iv) any Affiliate of any Loan Party or any Subsidiary (other than in accordance with the provisions of Section 10.07(k) or (o), as applicable). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Lead Arranger, the Agent-Related Persons, any Person appointed by any Agent pursuant to Section 9.02 and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) if an Event of Default has occurred and is continuing and (iii) for an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(o); and

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(k).

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the

Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; provided further that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Private Side Information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws), all applicable tax forms required pursuant to Section 3.01(d) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. This Section 10.07(d) and Section 2.10 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender or a Debt Fund Affiliate nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders or Debt Fund Affiliates. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans at such time and (ii) not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans at such time.

(e)Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations and Section 1.163-5 of the proposed United States Treasury regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if such Participant after the sale would result in materially increased obligations to the Borrower at such time under Sections 3.01, 3.04 and/or 3.05.

(h)Any Lender may, without the consent of the Borrower, any other Lender or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable

Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i)the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii)Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii)The aggregate principal amount of Term Loans of any Class held at any one time by Affiliated Lenders shall not exceed 20% of the principal amount of all Term Loans of such Class at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv)as a condition to each assignment pursuant to this clause (k), the Administrative Agent shall have been provided a notice in the form of Exhibit K‑2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against any Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit K-2.

(l)[Reserved]

(m)Notwithstanding anything in Section 10.01 or the definitions of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders or Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A)all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Class Lenders or Required Facility Lenders (in respect of a Class of Term Loans) have taken any actions; and

(B)all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(n)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion (except as otherwise directed by the Required Lenders in writing), unless the Required Lenders instruct such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Required Lenders direct; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(o)Notwithstanding anything in Section 10.01 or the definitions of “Required Lenders”, “Required Class Lenders” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders or Required Class Lenders or Required Facility Lenders, as applicable, have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders or Required Class Lenders or Required Facility Lenders, as applicable, have consented to any action pursuant to Section 10.01.

SECTION 10.08  Confidentiality

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, current and prospective investors, investment advisors, valuation agents and other agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (e) to any other party to this Agreement; (f) to any pledgee referred to in Section 10.07(h) or 10.07(j), counterparty to a Swap Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant, in any of its rights or obligations under this Agreement, provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgment and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arranger, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Sponsor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arranger, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arranger, such Lender or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09  Setoff

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender and their respective Affiliates is authorized at any time and from time to time, without prior notice to the Loan Parties, any such notice being waived by the Loan Parties (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Agent, such Lender and such Affiliates to or for the credit or the account of the Loan Parties and their Subsidiaries against any and all Obligations owing to such Agent, such Lender and such Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Agent and such Lender may have.

SECTION 10.10  Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11  Counterparts

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by fax or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by fax or other electronic transmission.

SECTION 10.12  Integration; Termination

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, between the parties hereto. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13  Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14  Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15  GOVERNING LAW

(a)THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY MORTGAGE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO

THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FAX OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16  WAIVER OF RIGHT TO TRIAL BY JURY

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17  Binding Effect

This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18  USA Patriot Act

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address and tax identification number of the Borrower and the Guarantors and other information regarding the Borrower and the Guarantors that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.19  No Advisory or Fiduciary Responsibility

(a)In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b)Each Loan Party acknowledges and agrees that each Lender, the Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, the Sponsor, any Affiliate of the foregoing or any other Person that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arranger or Affiliate thereof were not an Lender or the Lead Arranger (or an agent or any other Person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arranger, Holdings, the Borrower, the Sponsor or any Affiliate of the foregoing. Each Lender, the Lead Arranger and any Affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Sponsor or any Affiliate of the foregoing for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arranger, Holdings, the Borrower, the Sponsor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arranger may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower, the Sponsor or an Affiliate of the foregoing or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower, the Sponsor or an Affiliate of the foregoing. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, Borrower, the Sponsor or an Affiliate of the foregoing.

SECTION 10.20  Electronic Execution of Assignments

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.21  Acknowledgment and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.22  Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10.23  Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI
Guaranty

SECTION 11.01  The Guaranty

(a)Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”); provided, that, “Guaranteed Obligations” shall exclude any Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)The Borrower, unconditionally and irrevocably, with respect to each other Guarantor, guarantees such Guarantor’s guarantee under Section 11.01(a) of any Swap Obligations. The obligations of the Borrower under this Section 11.01(b) shall remain in full force and effect until the discharge of the Guaranteed Obligations in accordance with the Loan Documents. The Borrower intends that this Section 11.01(b) constitute, and this Section 11.01(b) shall be deemed to constitute, a guarantee or other agreement for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 11.02  Obligations Unconditional

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder (and each Guarantor hereby also waives to the extent permitted by Law any defenses it may have arising from the following), which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03  Reinstatement

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

SECTION 11.04  Subrogation; Subordination

(a)Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations; provided, however, that such rights and remedies shall remain waived and released at any time the Collateral Agent or any of the Lenders (with or through their designees) have acquired all or any portion of the Collateral by credit bid, strict foreclosure or through any other exercise of the remedies available to the Collateral Agent or the Lenders pursuant to the Loan Documents.

(b)Each Guarantor hereby subordinates any and all debt liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 11.04(b).

(i)Except during the continuation of an Event of Default (including, without limitation, the commencement and continuation of any proceeding under applicable Debtor Relief Laws relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Administrative Agent (at the written direction of the Required Lenders) shall otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations, other than the filing of proofs of claim or other similar requirements to preserve its rights as creditor.

(ii)In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of proceeding under any Debtor Relief Law whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(iii)After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent (as directed by the Required Lenders in writing) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv)After the occurrence and during the continuation of any Event of Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion (except as otherwise directed by the Required Lenders in writing), (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Obligations (including any and all Post Petition Interest).

SECTION 11.05  Remedies

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06  Instrument for the Payment of Money

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07  Continuing Guaranty

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08  General Limitation on Guarantee Obligations

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09  Information

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.10  Release of Guarantors

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party, (ii) Parent (or any successor in the capacity of Holdings) ceases being Holdings pursuant to the definition of “Holdings” or (iii) any Subsidiary Guarantor becomes an Excluded Subsidiary (a “Released Guarantor”), then such Released Guarantor shall, upon the consummation of such sale or transfer (or, in the case of clause (ii), upon the joinder to the applicable Loan Documents as “Holdings” by the entity that has become the new “Holdings”), be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Released Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released; provided that the release of any Subsidiary Guarantor from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document if such Person becomes an Excluded Subsidiary shall only be permitted if, at the time of such release, after giving pro forma effect to such release, (i) the Borrower is deemed to have made an Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted by this Agreement and (ii) such Person satisfies clause (v) of Section 7.12 (as if such Person is an Unrestricted Subsidiary); provided, further, that any obligations (including Guarantee obligations) of such Released Guarantor under, any obligations of such Released Guarantor to pledge and grant any Collateral owned by it to secure, and any pledge of the Equity Interests of such Released Guarantor securing, any Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, in each case, are released substantially concurrently with such release hereunder, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall, at such Released Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations (other than obligations under Treasury Services Agreements or Secured Hedge Agreements not yet due and payable) hereunder which are accrued and payable have been paid or satisfied, the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

SECTION 11.11  Right of Contribution

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 11.12  Certain Waivers

Each Guarantor waives:

(a)the right to require any Secured Party to proceed against any other Loan Party, to proceed against or exhaust any Collateral or to pursue any other remedy in any Secured Party’s power whatsoever, and the right to have the property of any other Loan Party first applied to the discharge of the Guaranteed Obligations;

(b)all rights and benefits under Section 2809 of the California Civil Code and any similar applicable Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

(c)the benefit of any statute of limitations affecting the Guaranteed Obligations or such Guarantor’s liability hereunder, including any benefit under Section 359.5 of the California Code of Civil Procedure and any similar applicable Law;

(d)any requirement of marshaling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by any Secured Party, even though that election of remedies, such as non-judicial foreclosure with respect to the security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any other Loan Party;

(e)any right to assert against any Secured Party any defense (legal or equitable) (other than payment in full), set-off, counterclaim and other right that such Guarantor may now or any time hereafter have against any other Loan Party;

(f)presentment, demand for payment or performance (including diligence in making demands hereunder), notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of this Guaranty, and all other notices of any kind;

(g)any rights, defenses and other benefits that such Guarantor may have by reason of any failure of any Secured Party to hold a commercially reasonable public or private foreclosure sale or otherwise to comply with any applicable Law in connection with a disposition of Collateral;

(h)all defenses that at any time may be available to such Guarantor by virtue of any valuation, stay, moratorium or other law now or hereafter in effect, and ALL RIGHTS AND DEFENSES THAT ARE OR MAY BECOME AVAILABLE TO SUCH GUARANTOR BY REASON OF SECTIONS 2787 TO 2855, INCLUSIVE, AND SECTION 3433 OF THE CALIFORNIA CIVIL CODE, AND ANY SIMILAR APPLICABLE LAW; and

(i)any failure, omission, delay or lack of diligence on the part of the Collateral Agent or any other Secured Party to enforce, assert or exercise any right, power or remedy conferred on the Collateral Agent or any other Secured Party in respect of the Guaranteed Obligations.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES THAT IT MAY HAVE BECAUSE THE GUARANTEED OBLIGATIONS OF ANY OTHER LOAN PARTY ARE NOW, OR MAY HEREAFTER BE, SECURED BY REAL PROPERTY.  THIS MEANS, AMONG OTHER THINGS, THAT:  (A) THE COLLATERAL AGENT MAY COLLECT FROM EACH GUARANTOR WITHOUT FIRST FORECLOSING ON ANY REAL OR PERSONAL PROPERTY COLLATERAL PLEDGED BY ANY LOAN PARTY; (B) IF THE COLLATERAL AGENT FORECLOSES ON ANY REAL PROPERTY COLLATERAL PLEDGED BY ANY LOAN PARTY:  (1) THE AMOUNT OF THE INDEBTEDNESS MAY BE REDUCED ONLY BY THE PRICE FOR WHICH THAT COLLATERAL IS SOLD AT THE FORECLOSURE SALE, EVEN IF THE COLLATERAL IS WORTH MORE THAN THE SALE PRICE; (2) THE COLLATERAL AGENT MAY COLLECT FROM SUCH LOAN PARTY EVEN IF THE COLLATERAL AGENT, BY FORECLOSING ON SUCH REAL PROPERTY COLLATERAL, HAS DESTROYED ANY RIGHT SUCH LOAN PARTY MAY HAVE TO COLLECT FROM ANY LOAN PARTY.  THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES ANY GUARANTOR MAY HAVE BECAUSE THE DEBT OF ANY LOAN PARTY IS NOW, OR HEREAFTER MAY BE, SECURED BY REAL PROPERTY.  THESE RIGHTS AND DEFENSES INCLUDE, BUT ARE NOT LIMITED TO, ANY RIGHTS OR DEFENSES BASED UPON SECTIONS 580a, 580b, 580d, OR 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE AND ANY SIMILAR APPLICABLE LAWS.

IN ADDITION, EACH GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE COLLATERAL AGENT, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO REAL PROPERTY SECURITY FOR A GUARANTEED OBLIGATION, HAS DESTROYED SUCH GUARANTOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST ANY OTHER LOAN PARTY BY OPERATION OF SECTION 580d OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHERWISE.

The paragraphs in this Section 11.12 which refer to certain sections of the California Civil Code are included in this Guaranty solely out of an abundance of caution and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

VELOCITY FINANCIAL, INC. as Parent

By: /s/ Roland Kelly
Name: Roland Kelly
Title: General Counsel

VELOCITY COMMERCIAL CAPITAL, LLC, as the Borrower

By: /s/ Roland Kelly
Name: Roland Kelly
Title: General Counsel

VELOCITY COMMERCIAL RESOURCES, LLC, as a Guarantor

By: /s/ Roland Kelly
Name: Roland Kelly
Title: General Counsel

JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent

By: /s/ John Koehler
Name: John Koehler
Title: Managing Director